UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under § 240.14a-12

Tellurian Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Tellurian Inc.

1201 Louisiana Street, Suite 3100

Houston, Texas 77002

(832) 962-4000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Wednesday, June 8, 2022

To the Stockholders of Tellurian Inc.:

We will hold an annual meeting of the stockholders of Tellurian Inc. (“Tellurian” or the “Company”), a Delaware corporation, on Wednesday, June 8, 2022, at 8:30 a.m. local time at the Petroleum Club of Houston, located at 1201 Louisiana Street, 35th Floor, Houston, Texas 77002, for the following purposes:

1.	To elect the three nominees identified in the enclosed proxy statement as members of the board of directors of Tellurian (the “Board”), each to hold office for a three-year term expiring at the 2025 annual meeting of stockholders;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022; and

3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only holders of record of Tellurian common stock, par value $0.01 per share, or Tellurian Series C convertible preferred stock, par value $0.01 per share, at the close of business on April 25, 2022, the record date for the annual meeting, are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

The Board recommends that you vote (1) “FOR” the election of each individual named as a director nominee in the enclosed proxy statement to the Company’s board of directors for a three-year term and (2) “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022.

To ensure your representation at the annual meeting, please complete and promptly mail your proxy card in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card. This will not prevent you from voting in person but will help to secure a quorum for the annual meeting and avoid added solicitation costs. If your shares are held in “street name” by your broker, bank or other nominee, only that holder can vote your shares, and the vote cannot be cast on Proposal 1 unless you provide instructions to your broker, bank or other nominee. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your nominee to vote your shares. Your proxy may be revoked at any time before it is voted. Please review the proxy statement accompanying this notice for more complete information regarding the annual meeting.

We intend to hold our annual meeting in person. However, we are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose procedures or limitations to assure the safety of meeting attendees. In addition, (i) stockholders and others who might otherwise attend in person may instead listen to the meeting in real-time by calling toll free 1-877-465-4508 or international direct 1-857-244-8215 (passcode: 194 921 39#) and (ii) those stockholders who have questions that they would like to have answered at the meeting may send those questions to our Corporate Secretary in advance of the meeting at the address set forth in “Information About the Meeting—Assistance.” Stockholders dialing in to listen to the meeting will not be able to vote their Tellurian shares during the call. We will continue to monitor the COVID-19 situation and if changes to our current plan become advisable, we will disclose the updated plan on our proxy website (http://www.proxyvote.com). We encourage you to check this website prior to the meeting if you plan to attend.

By Order of the Board of Directors,

Meredith S. Mouer, Deputy General Counsel and Corporate Secretary
April 28, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, JUNE 8, 2022

Our notice of annual meeting of stockholders, proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are available at http://www.proxyvote.com.

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT ALL PROXIES YOU RECEIVE. STOCKHOLDERS OF RECORD CAN SUBMIT THEIR PROXIES IN ANY ONE OF THREE WAYS:

•	BY TELEPHONE: CALL THE TOLL-FREE NUMBER ON YOUR PROXY CARD TO SUBMIT YOUR PROXY BY PHONE;

•	VIA INTERNET: VISIT THE WEBSITE ON YOUR PROXY CARD TO SUBMIT YOUR PROXY VIA THE INTERNET; OR

•	BY MAIL: MARK, SIGN, DATE, AND MAIL YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

THE METHOD BY WHICH YOU DECIDE TO SUBMIT YOUR PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE AT THE ANNUAL MEETING. IF YOU LATER DECIDE TO ATTEND THE ANNUAL MEETING IN PERSON, YOU MAY VOTE YOUR SHARES EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY.

IF YOU HOLD YOUR SHARES THROUGH A BANK, BROKER OR OTHER NOMINEE, YOU MUST FOLLOW THE VOTING INSTRUCTIONS PROVIDED BY THE NOMINEE. IN ADDITION, YOU MUST OBTAIN A PROXY, EXECUTED IN YOUR FAVOR, FROM THE NOMINEE TO BE ABLE TO VOTE IN PERSON AT THE MEETING. YOU MAY BE ABLE TO SUBMIT YOUR

VOTING INSTRUCTIONS VIA THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS THE NOMINEE PROVIDES.

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Tellurian Inc.

1201 Louisiana Street, Suite 3100

Houston, Texas 77002

(832) 962-4000

PROXY STATEMENT

The Tellurian Inc. (“Tellurian” or the “Company”) board of directors (the “Board”) is soliciting the accompanying proxy for use in connection with the annual meeting of stockholders (including any adjournment or postponement thereof, the “Meeting”) to be held on Wednesday, June 8, 2022, at 8:30 a.m. local time at the Petroleum Club of Houston, located at 1201 Louisiana Street, 35th Floor, Houston, Texas 77002.

This proxy statement and the accompanying notice of annual meeting of stockholders, proxy card and Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are being mailed to stockholders on or about April 28, 2022.

INFORMATION ABOUT THE MEETING

Date, Time, and Place

The Meeting will take place at 8:30 a.m. local time, on Wednesday, June 8, 2022, at the Petroleum Club of Houston, located at 1201 Louisiana Street, 35th Floor, Houston, Texas 77002.

Purpose; Other Matters

At the Meeting, holders of Tellurian shares will be asked to consider and vote upon two proposals. The first proposal will be to elect three directors nominated by the Board, each for a term of three years. The second proposal will be to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022.

Holders of Tellurian shares may also be asked to consider and vote upon such other matters as may properly come before the Meeting, or any adjournment or postponement of the Meeting. As of the mailing date of this proxy statement, the Board knows of no other matter to be presented at the Meeting. If, however, other matters are properly brought before the Meeting, or any adjournment or postponement of the Meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment with respect to those matters.

Recommendation of the Tellurian Board

The Board has carefully considered each of the matters to be considered at the Meeting. Based on its review, the Board recommends that you vote (i) “FOR” the election of the three directors nominated by the Board for three-year terms and (ii) “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022.

Record Date, Outstanding Shares, and Voting Rights

Each holder of record of Tellurian common stock, par value $0.01 per share, or Tellurian Series C convertible preferred stock, par value $0.01 per share (the “Preferred Stock”), at the close of business on April 25, 2022, the record date, is entitled to notice of and to vote at the Meeting. Each such stockholder is entitled to cast one vote for each share of Tellurian common stock or Preferred Stock owned on each matter properly submitted to a vote of stockholders at the Meeting. As set forth in the Company’s Certificate of Designations of Series C Convertible Preferred Stock, the Preferred Stock votes with the Tellurian common stock on all matters presented to the stockholders for their action or consideration. As of the record date, there were 568,227,494 shares of Tellurian common stock and 6,123,782 shares of Preferred Stock issued and outstanding and entitled to vote at the Meeting. The holders of the Preferred Stock and the holders of Tellurian common stock are voting together as a single class on each of the proposals to be considered at the Meeting.

Quorum and Vote Required; “Broker Non-Votes” and Abstentions

Quorum Required

A quorum of Tellurian stockholders is necessary to hold the Meeting. In accordance with the Company’s bylaws, the holders of 33⅓% in voting power of the total number of shares issued and outstanding and entitled to be voted at the Meeting, present in person or by proxy, will constitute a quorum for the transaction of business. Stockholders are counted as present at the Meeting if they are present in person or have authorized a valid proxy. The presence of holders of at least 191,450,426 shares of Tellurian common stock and Preferred Stock in the aggregate will constitute a quorum. Under the General Corporation Law of the State of Delaware (the “DGCL”), abstentions and “broker non-votes” (described below) are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the Meeting. Shares of Tellurian common stock or Preferred Stock held by stockholders who are not present in person or by proxy will not be counted towards a quorum.

Vote Required

The election of each director nominee set forth in Proposal 1, and the approval of Proposal 2, will require the affirmative vote of the holders of a majority of the votes cast with respect to the relevant matter.

Differences Between Holding Shares as a Stockholder of Record and as a Beneficial Owner; Broker Non-Votes

If your shares are registered directly in your name with Tellurian’s transfer agent, Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”), you are considered the “stockholder of record” of those shares, and the notice of annual meeting of stockholders, proxy statement, proxy card and Annual Report on Form 10-K for the fiscal year ended December 31, 2021 have been sent directly to you by Tellurian. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of such shares held in “street name,” and the proxy materials have been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by using the voting instruction card included in the mailing or by following the instructions for submitting your voting instructions by telephone or on the Internet.

Broker non-votes occur when a nominee holding Tellurian shares for a beneficial owner returns a properly executed or otherwise submitted proxy but has not received voting instructions from the beneficial owner, and such nominee does not possess discretionary authority on one or more proposals with respect to such shares. Brokers are not allowed to exercise their voting discretion with respect to the approval of matters which are considered “non-routine” under applicable rules without specific instructions from the beneficial owner. Proposal 1 is considered non-routine and Proposal 2 is considered routine. Accordingly, your broker will not be entitled to vote your shares on Proposal 1 unless you provide instructions on how to vote by fulfilling out the voter instruction form sent to you by your broker with this proxy statement, but your broker will be entitled to vote your shares on Proposal 2 without such instructions.

Abstentions

An “abstention” represents a stockholder’s affirmative choice to decline to vote on a proposal. Stockholders may abstain with respect to any of the proposals described in this proxy statement by returning a properly executed or otherwise submitted proxy.

Effects of Broker Non-Votes and Abstentions

Pursuant to Delaware law and our bylaws, abstentions are not considered votes cast and, therefore, will not have an effect on the outcome of the vote on Proposal 1 or 2.

Broker non-votes are not considered votes cast and, therefore, will have no effect on the outcome of the vote on Proposal 1. Because Proposal 2 is considered a routine matter and brokers will be entitled to vote your shares in their discretion if no voting instructions are timely received, there will be no broker non-votes with respect to this proposal.

Voting by Tellurian Directors and Executive Officers

As of the record date, the directors and executive officers of Tellurian beneficially owned and were entitled to vote 58,589,750 shares of Tellurian common stock, which represent approximately 10.2% of the voting power of the Tellurian capital stock, including the Preferred Stock. The directors and executive officers of Tellurian are expected to vote “FOR” all of the proposals being considered at the Meeting.

Adjournment and Postponement

Adjournments and postponements of the Meeting may be made for the purpose of, among other things, soliciting additional proxies. The Meeting may be adjourned by the chairman of the Meeting or the vote of a majority of Tellurian shares present in person or represented by proxy at the Meeting, even if less than a quorum.

Voting of Proxies

Voting by Proxy Card

All Tellurian shares entitled to vote and represented by properly executed proxies received prior to the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions indicated on the proxy card accompanying this proxy statement. If no direction is given and the proxy is validly executed, the stock represented by the proxy will be voted in favor of the election of each director nominee named in Proposal 1 and “FOR” Proposal 2. The persons authorized under the proxies will vote upon any other business that may properly come before the Meeting according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. Tellurian does not anticipate that any other matters will be raised at the Meeting.

If you are a holder of record, there are two additional ways to submit your proxy:

Submit your proxy by telephone—call toll free 1-800-690-6903.

•	Submit your proxy 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on June 7, 2022.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions the voice provides you.

Submit your proxy by the Internet—http://www.proxyvote.com.

•	Use the Internet to submit your proxy 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on June 7, 2022.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions to obtain your records and create an electronic ballot.

Submitting your proxy by telephone or Internet authorizes the named proxies to vote your shares at the Meeting or any adjournment or postponement thereof in the same manner as if you had marked, signed and returned your proxy card. The law of Delaware, where Tellurian is incorporated, allows a proxy to be sent electronically, so long as it includes or is accompanied by information that lets the inspector of elections know that it has been authorized by the stockholder.

If your shares are held in street name, your broker, bank or other nominee may provide the option of submitting your voting instructions through the Internet or by telephone instead of by mail. Please check the voting instruction card provided by your broker, bank or other nominee to see which options are available and the procedures to be followed.

Voting by Attending the Meeting

Holders of record of Tellurian shares and their authorized proxies may also vote their shares in person at the Meeting. If you attend the Meeting, you may submit your vote in person, and any previous proxies submitted by you will be superseded by the vote that you cast at the Meeting.

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the Meeting. If you are a holder of record, you may revoke your proxy by:

1.	giving written notice of revocation no later than the commencement of the Meeting to Tellurian’s Corporate Secretary:

•	if before commencement of the Meeting on the date of the Meeting, by personal delivery to Tellurian’s Corporate Secretary at the Petroleum Club of Houston, located at 1201 Louisiana Street, 35th Floor, Houston, Texas 77002; and

•	if delivered before the date of the Meeting, to Tellurian’s Corporate Secretary at Tellurian’s offices, 1201 Louisiana Street, Suite 3100, Houston, Texas 77002;

2.	delivering no later than the commencement of the Meeting a properly executed, later-dated proxy; or

3.	voting in person at the Meeting; however, simply attending the Meeting without voting will not revoke an earlier proxy.

Voting by proxy will in no way limit your right to vote at the Meeting if you later decide to attend in person. If your stock is held in the name of a broker, bank or other nominee, you must obtain a proxy, executed in your favor, to be able to vote at the Meeting, and must follow instructions provided to you by your broker, bank or other nominee to revoke or change your vote.

Solicitation of Proxies; Expenses

The entire expense of preparing and mailing this proxy statement and any other soliciting material (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, and solicitors, public relations, transportation, and litigation) will be borne by Tellurian. In addition to the use of the mail, Tellurian or certain of its officers or other employees may solicit proxies by telephone and personal solicitation; however, no additional compensation will be paid to those officers or employees in connection with such solicitation. The Company has retained Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, for a fee of $7,500, plus out-of-pocket expenses, to assist in soliciting proxies in connection with the Meeting. In addition, the Company has retained Broadridge to provide or coordinate specified telephone and Internet voting, mailing, handling, tabulation, and document hosting services. The estimated fees and expenses payable to Broadridge by the Company for these services are approximately $58,000, plus per item charges for each registered or beneficial stockholder vote, per document charges for the hosting services, and reimbursement of Broadridge’s mailing costs and expenses.

Banks, brokerage houses, and other custodians, nominees, and fiduciaries will be requested to forward solicitation material to the beneficial owners of Tellurian stock that such institutions hold of record, and the Company will reimburse such institutions for their reasonable out-of-pocket disbursements and expenses.

No Appraisal Rights

There are no appraisal rights pursuant to Section 262 of the DGCL with respect to any of the proposed corporate actions on which the stockholders are being asked to vote.

Assistance

If you need assistance in completing your proxy card, have questions regarding the Meeting, the proposals to be made at the Meeting or how to submit your proxy, or want additional copies of this proxy statement or the enclosed proxy card, please contact either of the following:

Tellurian Inc. 1201 Louisiana Street, Suite 3100 Houston, Texas 77002 Attention: Corporate Secretary Telephone: (832) 962-4000 Facsimile: (832) 962-4055 E-mail: CorpSec@tellurianinc.com	Morrow Sodali LLC 470 West Avenue Stamford, Connecticut 06902 Telephone: (203) 658-9400 Toll Free: (800) 662-5200 Facsimile: (203) 658-9444 E-mail: tell.info@morrowsodali.com

PROPOSAL 1—ELECTION OF DIRECTORS TO THE COMPANY’S BOARD

In accordance with the Company’s certificate of incorporation, three directors are to be elected at the Meeting to hold office for a term of three years, expiring at the 2025 annual meeting of stockholders. The Company’s certificate of incorporation provides for three classes of directors who are to be elected for terms of three years each and until their successors shall have been elected and shall have been duly qualified. All of the nominees for election at the Meeting, Charif Souki, Brooke Peterson and Don Turkleson, are currently serving as directors of the Company. Each of Messrs. Souki, Peterson and Turkleson has consented to being named in this proxy statement as a nominee for election as a director and will serve as a director if elected.

Under the Company’s bylaws, a director will be elected if he or she receives the affirmative vote of the holders of a majority of the votes cast with respect to an election that is not a contested election. Abstentions and broker non-votes will not be considered votes cast for this purpose and, therefore, will not have an effect on the outcome of the election.

Background Information About the Nominees

The following sets forth certain information about (i) each of the Company’s nominees for election as a director at the Meeting to hold office for a term expiring at the 2025 annual meeting of stockholders and (ii) each director whose term of office continues beyond the Meeting. The information presented includes, with respect to each such person: (a) the year during which he or she first became a director of the Company; (b) his or her other positions with the Company, if any; (c) his or her business experience for at least the past five years; (d) any other director positions held currently or at any time during the past five years with any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940, as amended; (e) information regarding involvement in certain legal or administrative proceedings, if applicable; (f) his or her age as of the date of this proxy statement; and (g) the experience, qualifications, attributes, or skills that led to the conclusion that the person should serve as a director for the Company. There are no family relationships among any of Tellurian’s directors or executive officers.

Vote Required for Approval

The election of each director nominee pursuant to this Proposal 1 will require the affirmative vote of the holders of a majority of the votes cast with respect to the election, assuming that a quorum exists.

If you fail to vote or submit a proxy, fail to instruct your broker to vote, or vote to “abstain,” it will have no effect on the election of director nominees pursuant to this Proposal 1, assuming that a quorum exists.

Board Recommendation

The Board unanimously recommends that Tellurian stockholders vote to elect each of Charif Souki, Brooke Peterson and Don Turkleson to the Board for a three-year term.

Director Nominees to Hold Office for a Three-Year Term Expiring at the 2025 Annual Meeting of Stockholders

Name	Other Positions Held with the Company	Age and Business Experience

Charif Souki	Executive Chairman

Mr. Souki (age 69) has served as the Executive Chairman of Tellurian since June 2020 and as a director of Tellurian since February 2017. He co-founded Tellurian in 2016 and served as a director and Chairman of the board of directors of Tellurian Investments Inc. (now known as Tellurian Investments LLC (“Tellurian Investments”)) from February 2016 to February 2017. Mr. Souki co-founded Cheniere Energy, Inc. (“Cheniere”) in 1996 and served as Chairman of the board of directors (2000–2015), Chief Executive Officer (2003–2015), and President (2003–2004 and 2008–2015) until December 2015. Prior to Cheniere, Mr. Souki was an investment banker. Mr. Souki serves on the board of trustees of the American University of Beirut, as a member of the Advisory Board of the Center on Global Energy Policy at Columbia University, and on the International Advisory Board for the Neurological Research Institute (NRI) at Texas Children’s Hospital. Mr. Souki received a B.A. from Colgate University and an M.B.A. from Columbia University.

Mr. Souki is qualified to serve as a director of Tellurian due to his knowledge of and experience in the liquefied natural gas (“LNG”) industry, including his leading the conception, development and construction of the first large-scale LNG export facility in the United States. In addition to his industry experience, his qualifications include his leadership skills, long-standing senior management experience and public company board experience in the LNG industry.

Brooke A. Peterson	None

Mr. Peterson (age 72) has served as a director of Tellurian since February 2017, and he served as a director of Tellurian Investments from July 2016 to February 2017. He has been involved in construction, resort development and real estate for more than 40 years and has been extensively involved in non-profit work since moving to Aspen, Colorado, in 1975. Mr. Peterson is a member of the Colorado Bar and has been licensed to practice law for over 40 years, has served as an arbitrator and mediator since 1985, and has served as a Municipal Court Judge in Aspen since 1981. Mr. Peterson has served as Manager of Ajax Holdings LLC and its affiliated companies since December 2012 and as the Chief Executive Officer of Coldwell Banker Mason Morse since January 2013. Mr. Peterson earned his B.A. from Brown University in 1972 and his J.D. from the University of Denver College of Law in 1975.

Mr. Peterson’s qualifications to serve as a director of Tellurian include his knowledge of and experience in project development and the construction industry.

Name	Other Positions Held with the Company	Age and Business Experience

Don A. Turkleson	Chair of the Audit Committee and Member of the Compensation Committee

Mr. Turkleson (age 67) has served as a director of Tellurian since March 2017, and he served as Vice President and Chief Financial Officer of Gulf Coast Energy Resources, LLC, a privately held energy exploration and production company, from April 2012 until his retirement in April 2015. He served as Senior Vice President and Chief Financial Officer of Cheniere Energy Partners GP, LLC, the general partner of Cheniere Energy Partners, L.P. (NYSE American: CQP), an indirect subsidiary of Cheniere, from November 2006 to March 2009 and was a member of the board of directors of Cheniere Energy Partners GP, LLC from November 2006 until September 2012. From December 2013 until February 2017, Mr. Turkleson served on the board of directors and audit committee of Cheniere Energy Partners LP Holdings, LLC. From February 2018 until May 2020, Mr. Turkleson served on the board of directors and as chairman of the finance and audit committees of ACCEL Energy Canada Limited, a privately held company constructing and operating facilities for the delivery of energy, ultra-clean fuels and specialty products. From November 2013 until July 2015, he served on the board of directors of the general partner of QEP Midstream Partners, L.P., a midstream publicly traded master limited partnership. In addition, he served on the board of directors and as the chairman of the audit committee of Miller Energy Resources, Inc., a publicly traded energy exploration, production and drilling company, from January 2011 to April 2014. Mr. Turkleson is a Certified Public Accountant and received a B.S. in Accounting from Louisiana State University. He is also a Board Governance Fellow with the National Association of Corporate Directors.

Mr. Turkleson’s qualifications to serve as a director of Tellurian include his background and experience in the energy industry and his background as a Certified Public Accountant.

Directors Continuing in Office for a Term Expiring at the 2023 Annual Meeting of Stockholders

Name	Other Positions Held with the Company	Age and Business Experience

Jean P. Abiteboul	Member of the Compensation Committee

Mr. Abiteboul (age 70) has served as a director of Tellurian since November 2020, and he is the founder and since August 2017 has been the Chief Executive Officer of JA Energy Consulting. From November 2016 to November 2017, Mr. Abiteboul served as a consultant to Tellurian Services LLC, a subsidiary of Tellurian Investments. Previously, at Cheniere, he served as Senior Vice President – International (February 2006–November 2016), President of Cheniere Marketing Ltd., a wholly owned subsidiary of Cheniere (April 2010–November 2016), and Executive Director of Cheniere LNG Services S.A.R.L., a wholly owned subsidiary of Cheniere (February 2006–April 2010). From 1975 until February 2006, Mr. Abiteboul held different positions at Gaz de France, a publicly traded natural gas distribution company, including Secretary of the board of directors (2004–2006), International Executive Vice President (2003–2004), Executive Vice President – Gas Supply, Trading and Marketing (2002–2003), and Executive Vice President – Gas Supply (1998–2003). He also served on the board of directors of Tejas Power Corporation (United States) (1991–1997), Gas Metropolitan (Canada) (1994–2006), Sceptre Resources (Canada) (1991–1996), and other affiliated companies of Gaz de France in Europe. Since November 24, 2020, he has served as the President of GIIGNL, the International Group of Liquefied Natural Gas Importers. Mr. Abiteboul graduated as an engineer from École Centrale de Lyon and obtained a diploma in Economics from Université de Lyon.

Mr. Abiteboul’s qualifications to serve as a director of Tellurian include his knowledge of and experience in the LNG industry and his leadership and management experience.

Diana Derycz-Kessler	Chair of the Compensation Committee and Member of the Environmental, Social, Governance (ESG) and Nominating Committee

Ms. Derycz-Kessler (age 57) has served as a director of Tellurian since February 2017, and she served as a director of Tellurian Investments from December 2016 to February 2017. Ms. Derycz-Kessler is an investor with a background in law, business and finance. She has been an active principal of her investment advisory firm Bristol Capital Advisors, LLC since 2000. Her investments have included companies in the energy, biotechnology, technology, education, real estate and consumer products sectors. As part of these investments, she has assumed active operational roles, including a 17-year tenure as Chief Executive Officer of the media arts college of The Los Angeles Film School and manager of commercial property partnerships. In February 2019, Ms. Derycz-Kessler became a founding member and director of LK Advisors, Inc. (formerly PiMac Advisors Inc.) a mortgage lending advisory company. Since October 2019, Ms. Derycz-Kessler has been a member of the board of managers of Bristol Luxury Group LLC and Sugarfina Corporation (formerly Sugarfina Holdings LLC), the parent companies to Sugarfina USA LLC, a luxury candy retailer. Ms. Derycz-Kessler’s early career

Name	Other Positions Held with the Company	Age and Business Experience

began as a lawyer in the international oil and gas sector, working at the law firm of Curtis, Mallet-Prevost, Colt & Mosle LLP in New York. Subsequently, she joined Occidental Petroleum Corporation, overseeing legal for its Latin American exploration and production operations. From 2016 to 2018, Ms. Derycz-Kessler was a partner in UNESCO’s TeachHer program, a private–public sector partnership bridging the global gender gap in education. Ms. Derycz-Kessler holds a law degree from Harvard Law School and a master’s degree from Stanford University in Latin American Studies. She obtained her undergraduate “double” degree in History and Latin American Studies from University of California, Los Angeles (UCLA).

Ms. Derycz-Kessler’s qualifications to serve as a director of Tellurian include her knowledge of and experience in the energy industry and her leadership and management experience.

Dillon J. Ferguson	Chair of the Environmental, Social, Governance (ESG) and Nominating Committee

Mr. Ferguson (age 74) has served as a director of Tellurian since February 2017, and he served as a director of Tellurian Investments from December 2016 to February 2017. Mr. Ferguson is a partner at Pillsbury Winthrop Shaw Pittman LLP in its energy and litigation practices. Mr. Ferguson focuses his practice on oil and gas law, with an emphasis on both transaction and litigation matters. His clients are composed of companies and individuals who are engaged in oil and gas activities, including exploration, production, processing, transportation, marketing and consumption. Mr. Ferguson has been a partner at Pillsbury Winthrop Shaw Pittman LLP since May 2016. He was a partner at Andrews Kurth LLP from 2001 to May 2016. Mr. Ferguson earned his B.B.A. from The University of Texas at Austin in 1970 and his J.D. from South Texas College of Law in 1973.

Mr. Ferguson’s qualifications to serve as a director of Tellurian include his experience practicing law and counseling energy companies involved in a wide array of transaction and litigation matters.

Name	Other Positions Held with the Company	Age and Business Experience

Claire R. Harvey	Member of each of the Audit Committee and Environmental, Social, Governance (ESG) and Nominating Committee

Ms. Harvey (age 42) has served as a director of Tellurian since December 15, 2021. Since 2020, Ms. Harvey has been the President of ARM Resource Partners, LLC, the upstream oil and gas division of ARM Energy Holdings, LLC, a producer services firm providing innovative solutions across the energy value chain. From May 2019 to August 2020, she was the Chief Executive Officer of Gryphon Oil and Gas, LLC, a private equity-sponsored company focused on acquiring non-operated interests in the Permian Basin. Previously, Ms. Harvey made upstream oil and gas investments on behalf of two private equity funds, Pine Brook Partners (March 2014–May 2019) and TPH Partners (May 2010–February 2014). Earlier in her career, she worked as an investment banker at Lehman Brothers and Barclays Capital, primarily focused on corporate finance and mergers and acquisitions for oil and gas companies. Ms. Harvey has served as chairman of the board of directors of Falcon Minerals Corporation, a publicly traded company which owns and manages mineral interests in the United States, since May 2020. Ms. Harvey earned a BBA in Finance at Texas A&M University. In addition, Ms. Harvey earned an MBA from the Jones Graduate School of Business at Rice University where she was the Jones Scholar and M.A. Wright Award winner.

Ms. Harvey’s qualifications to serve as a director of Tellurian include her knowledge of and experience in oil and gas mergers and acquisitions and energy investments and her leadership and management experience.

Directors Continuing in Office for a Term Expiring at the 2024 Annual Meeting of Stockholders

Name	Other Positions Held with the Company	Age and Business Experience

Martin J. Houston	Vice Chairman of the Board

Mr. Houston (age 64) has served as a director of Tellurian since February 2017. He co-founded Tellurian in 2016 and served as a director of Tellurian Investments from February 2016 to February 2017. He was also President of Tellurian Investments from February 2016 until August 2016. Immediately prior to Tellurian Investments, Mr. Houston served as Chairman of Parallax Enterprises LLC starting in December 2014. Having spent more than three decades at BG Group plc, a Financial Times Stock Exchange (FTSE) 10 international integrated oil and gas company, Mr. Houston retired in February 2014 as the BG Group plc’s Chief Operating Officer and an executive director, which positions he held beginning in November 2011 and 2009, respectively. He is a former director of the Society of International Gas Tanker and Terminal Operators (SIGTTO), and from 2008 to 2014 he was the vice president for the Americas of GIIGNL, the International Group of Liquefied Natural Gas Importers. From November 2014 to February 2018, Mr. Houston was the international chairman of the Houston-based investment bank Tudor Pickering Holt. From August 2017 to February 2018, he was a senior advisor to Gresham Advisory Partners Limited, an M&A advisory firm based in Sydney, Australia. From 2014 to 2019, he was a non-executive director of Bupa, an unlisted international healthcare insurer and provider, based in the United Kingdom. Since January 2019, he has been a non-executive director of Bupa Arabia, a Saudi-listed healthcare insurer and provider. Since October 2019, Mr. Houston has served as chairman of the board of directors of EnQuest PLC, an independent petroleum production and development company with operations in the U.K. North Sea and Malaysia. Mr. Houston is also a senior advisory partner and chairman of the global energy group of Moelis & Company (a global independent investment bank), sits on the National Petroleum Council of the United States, and is a nonexecutive director of CC Energy Development (a private oil and gas exploration and production company). Mr. Houston was the first recipient of the CWC LNG Executive of the Year award in 2011 and is a Fellow of the Geological Society of London. In addition, he is on the advisory board of the Center on Global Energy Policy at Columbia University’s School of International Public Affairs (SIPA) in New York and of Radia Inc. Mr. Houston received a bachelor’s degree in Geology from Newcastle University in England in 1979 and a master’s degree in Petroleum Geology from Imperial College in London in 1983.

Mr. Houston’s qualifications to serve as a director of Tellurian include his knowledge of and experience in the LNG industry. In addition to his industry experience, his qualifications include his leadership skills and long-standing senior management experience in the energy industry.

Name	Other Positions Held with the Company	Age and Business Experience

James D. Bennett	Member of the Audit Committee

Mr. Bennett (age 52) has served as a director of Tellurian since September 22, 2021, and he is a former senior executive in the energy industry with 30 years of industry, investing and banking experience. Mr. Bennett served as the President and Chief Executive Officer (2013–2018) and as the Chief Financial Officer (2011–2013) of SandRidge Energy, Inc., which filed for Chapter 11 bankruptcy protection in May 2016. From 2010 to 2011, he was a Managing Director and Partner for White Deer Energy, an energy private equity fund focused on the exploration and production, oilfield service and equipment, and midstream sectors. From 2006 to 2009, Mr. Bennett was employed by GSO Capital Partners L.P., where he served in various capacities, including as a Managing Director. His prior experience also includes serving as the Chief Financial Officer of Aquilex Services Corp, an energy investment banker at Donaldson, Lufkin and Jenrette, and an analyst at NationsBank. Mr. Bennett has served as a board member of SN EF UnSub L.P. since 2019, as a director of Kimray Inc. since 2021, and as chairman of the board of directors of IOG Resources, LLC since January 2022. Previously, he also served as executive chairman of Tapstone Energy, Inc. and a board member of Energy Alloys Inc., SandRidge Energy, Inc., Cheniere Energy Partners L.P. and PostRock Energy Corporation. Mr. Bennett graduated with a Bachelor of Business Administration, with a major in Finance from Texas Tech University.

Mr. Bennett’s qualifications to serve as a director of Tellurian include his knowledge of and experience in upstream exploration and energy investments and his prior board, leadership and management experience.

Jonathan S. Gross	Member of the Audit Committee

Mr. Gross (age 63) has served as a director of Tellurian since November 2020, and he is an oil and gas consultant. Since June 2009, his company, Jexco LLC, has provided upstream exploration geological and geophysical technical services as well as information technology services to clients with projects in domestic and international basins. From June 2010 to January 2011, Mr. Gross served as Senior Vice President of Energy Partners, Ltd., a public exploration and production company. From July 2008 to April 2009, he served as Chief Operating Officer of Houston Exploration Services, Inc., a subsidiary of Kuwait Energy Company, a private exploration and production company based in Kuwait. Mr. Gross served as Vice President – Exploration of Cheniere from October 2000 to May 2004, when he became Senior Vice President – Exploration with responsibilities for its domestic exploration program and international LNG sourcing through April 2008. Prior to joining Cheniere in 1999, Mr. Gross worked for Zydeco Energy, Inc. (1998–1999) and Amoco Production Company as a geoscientist and team leader (1981–1998). Mr. Gross received his Bachelor of Arts in Geophysical Science from the University of Chicago in 1981. From April 2010 to July 2012, Mr. Gross served on the board of

Name	Other Positions Held with the Company	Age and Business Experience

directors of Miller Energy Resources, Inc., a publicly traded oil and gas exploration and production company, where he was Chairman of the Nominating and Corporate Governance Committee. From March 2014 to September 2018, Mr. Gross served on the board of directors of Cheniere Energy Partners LP Holdings, LLC, a publicly traded subsidiary of Cheniere, where he was a member of the Audit and Conflicts Committees. He is a member of the Society of Exploration Geophysicists, the Houston Geological Society, and the American Association of Petroleum Geologists, where he is a Certified Geologist.

Mr. Gross’s qualifications to serve as a director of Tellurian include his knowledge of and experience in the energy industry and his prior board, leadership and management experience.

Executive Officers

As of April 25, 2022, our executive officers were as follows:

Name	Title	Age

Charif Souki	Executive Chairman	69
Octávio M.C. Simões	President and Chief Executive Officer	62
R. Keith Teague	Chief Operating Officer	57
L. Kian Granmayeh	Chief Financial Officer	43
Daniel A. Belhumeur	General Counsel	43
Khaled A. Sharafeldin	Chief Accounting Officer	59

See “Proposal 1—Election of Directors to the Company’s Board— Director Nominees to Hold Office for a Three-Year Term Expiring at the 2025 Annual Meeting of Stockholders” for biographical information concerning Mr. Souki.

Octávio M.C. Simões has served as the President and Chief Executive Officer of Tellurian since November 2020. Mr. Simões began acting as a Senior Advisor to the Chief Executive Officer of Tellurian in April 2019, and he was appointed as the Company’s Executive Vice President, LNG Marketing and Business Development in September 2020. Prior to joining the Company, Mr. Simões was President and Chief Executive Officer of Sempra LNG & Midstream from January 2012 to March 2019, where he was responsible for all LNG and natural gas midstream activities, including Cameron LNG, a 12 million tonnes per annum (“mtpa”) liquefaction facility that came onstream with first LNG exports in August 2019. He has engineering degrees from the Georgia Institute of Technology and from the University of Massachusetts – Dartmouth, and he is a registered professional engineer.

R. Keith Teague has served as the Chief Operating Officer of Tellurian since the completion of the merger (the “Merger”) in February 2017 between Tellurian Investments and a subsidiary of Magellan Petroleum Corporation (now known as Tellurian Inc.), and he served as Chief Operating Officer of Tellurian Investments from October 2016 until the completion of the Merger. Previously, at Cheniere, Mr. Teague served as Executive Vice President, Asset Group (February 2014–September 2016), Senior Vice President – Asset Group (April 2008–February 2014), Vice President – Pipeline Operations (May 2006–April 2008), and Director of Facility Planning (February 2004–May 2006). Mr. Teague also served as President of CQH Holdings Company, LLC (formerly known as Cheniere Pipeline Company), a wholly owned subsidiary of Cheniere, from January 2005 until September 2016. From December 2001 until September 2003, Mr. Teague served as the Director of Strategic Planning for the CMS Panhandle Companies. He began his career with Texas Eastern Transmission Corporation, where he managed pipeline operations and facility expansion projects. Mr. Teague received a B.S. in Civil Engineering from Louisiana Tech University and an M.B.A. from Louisiana State University.

L. Kian Granmayeh has served as the Chief Financial Officer of Tellurian since March 2020. Mr. Granmayeh began at Tellurian as a consultant to the Chief Financial Officer in January 2019 and was appointed as its Director of Special Projects in July 2019 and as the Company’s Director of Investor Relations in August 2019. Prior to joining Tellurian, he worked at Apache Corporation (now known as APA Corporation) from May 2014 until February 2018, including as Manager of Investor Relations (July 2016–February 2018), Manager of Strategic Planning (January 2015–June 2016) and Manager of Project Execution (May 2014–December 2014). Prior to that, he was an Associate, and then a Vice President, at Lazard Frères & Co. from 2009 to 2014. He holds a B.A. from Columbia University and an M.B.A. from Rice University.

Daniel A. Belhumeur has served as the General Counsel of Tellurian since the completion of the Merger in February 2017 and as Chief Compliance Officer of Tellurian since March 2017, and he served as General Counsel of Tellurian Investments from October 2016 until the completion of the Merger. Previously, at Cheniere, Mr. Belhumeur served as Vice President, Tax and General Tax Counsel (January 2011–October 2016), Tax Director (January 2010–December 2010), and Domestic Tax Counsel (2007–2010). Mr. Belhumeur began his career in public accounting after he received his bachelor’s degree and master’s degree in Accounting from Texas A&M University. He then went on to obtain his law degree from the University of Kansas School of Law and his LL.M. from the Georgetown University Law Center.

Khaled A. Sharafeldin has served as the Chief Accounting Officer of Tellurian since the completion of the Merger in February 2017, and he served as Chief Accounting Officer of Tellurian Investments from January 2017 until the completion of the Merger. From April 2012 to January 2017, Mr. Sharafeldin served as Vice President – Internal Audit at Cheniere. Previously, at Pride International, he served as Director – Quality Management (2010–2011) and Director of Internal Audit (2005–2010). In addition, he served as Director of Internal Audit at BJ Services Company (2003–2005), served in several financial management roles at Schlumberger Limited (1996–2003), and was employed by the public accounting firm Price Waterhouse LLP in Houston, Texas (1991–1996). Mr. Sharafeldin received his Bachelor of Commerce from Cairo University in Egypt. He is also a Certified Public Accountant in the State of California.

Corporate Governance

Director Independence

Tellurian common stock is listed on NYSE American LLC (the “NYSE American”) under the trading symbol “TELL.” The NYSE American LLC Company Guide requires that a majority of the Company’s directors be “independent directors,” as defined by NYSE American corporate governance listing standards. Generally, a director does not qualify as an independent director if the director has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or is an employee of the Company.

The Board is currently composed of 10 directors: Charif Souki, Martin Houston, Jean Abiteboul, James Bennett, Diana Derycz-Kessler, Dillon Ferguson, Jonathan Gross, Claire Harvey, Brooke Peterson, and Don Turkleson. The Board has determined that each of Mses. Derycz-Kessler and Harvey and Messrs. Abiteboul, Bennett, Ferguson, Gross, and Turkleson are “independent” for purposes of the NYSE American corporate governance listing standards. In assessing the independence of Mr. Ferguson, the Board considered his role as a partner at Pillsbury Winthrop Shaw Pittman LLP, a law firm that previously represented the Company on various matters from time to time but has not done so since 2020 and is not expected to do so going forward.

Board Leadership Structure

Mr. Souki is the Executive Chairman and Mr. Simões is the President and Chief Executive Officer. The Board believes that having different individuals serving in the separate roles of Executive Chairman and Chief Executive Officer is in the best interest of stockholders in the Company’s current circumstances because it reflects the Executive Chairman’s oversight of Board functions, strategic and commercial development and financing activities and the Chief Executive Officer’s responsibility over management of the Company’s operations.

Board Role in Risk Oversight

The Board has an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. The Board or an appropriate committee regularly receives reports from members of senior management and its outside advisors on areas of material risk to the Company, including operational, financial, legal, regulatory, environmental, and strategic and reputational risks. The full Board or an appropriate committee receives these reports from the appropriate executive or advisor, as the case may be, so that it may understand and oversee the strategies used to identify, manage, and mitigate risks. The Compensation Committee oversees the management of risks relating to the Company’s incentive compensation plans, policies, practices and arrangements by considering information and reports with respect to whether such plans, policies, practices and arrangements encourage unnecessary or excessive risk taking, and presenting concerns to the full Board. The Audit Committee oversees management of financial, legal, and regulatory risks, including with respect to related party transactions. The Environmental, Social, Governance (ESG) and Nominating Committee manages risks associated with the independence of the Board as well as risks associated with sustainability.

Board Evaluations

Each year, the members of the Board and each Board committee conduct a confidential oral assessment of their performance with members of our legal department. As part of the evaluation process, the Board reviews its overall composition, leadership structure, diversity, individual skill sets, format for meetings, and relationship with management to ensure that it serves the best interests of stockholders and positions the Company for future success. The results of the oral assessments are then summarized and communicated back to the Board. After the evaluations, the Board and management work to improve upon any issues or focus points disclosed during the evaluation process. We believe that conducting these evaluations through a discussion with our Board members leads to more meaningful results that are more likely to result in changes when compared to conducting evaluations through a written process or completion of a questionnaire. As part of the evaluation process, each committee reviews its charter annually.

Age Limit for Directors

The Board believes that experience as a director is a valuable asset and, therefore, no term limits will be imposed on directors. However, beginning in March 2022, as reflected in the Company’s revised corporate governance guidelines, non-employee directors of the Company are not permitted to stand for re-election after reaching age 75 unless the Board waives this requirement in a particular case.

Standing Board Committees

Audit Committee

The Audit Committee is composed of Mr. Bennett, Mr. Gross, Ms. Harvey, and Mr. Turkleson (Chair). The functions of the Audit Committee are set forth in its written charter, as amended on December 15, 2021 (the “Audit Committee Charter”). The Audit Committee Charter is posted on the Company’s website, http://www.tellurianinc.com, under the heading “Investors—Company and governance—Governance documents.” The Board has determined that each member of the committee is independent under applicable NYSE American listing standards and Securities and Exchange Commission (“SEC”) rules and that each of Ms. Harvey and Messrs. Bennett, Gross, and Turkleson qualifies as an “audit committee financial expert” as defined in SEC rules.

Under the Audit Committee Charter, the Audit Committee is responsible for assisting the Board in fulfilling its oversight responsibilities with respect to (i) the Company’s accounting and financial reporting processes and the integrity of the Company’s financial statements; (ii) the effectiveness of the Company’s internal accounting and financial controls, disclosure controls and procedures, and internal control over financial reporting, as well as the performance of the Company’s internal audit function; (iii) the audits of the Company’s financial statements and the appointment, engagement, compensation, termination (if necessary), qualifications, independence, and performance of the Company’s independent registered public accounting firm; and (iv) the Company’s compliance with legal and regulatory requirements and ethics programs. The Audit Committee has the sole authority to select, engage (including approval of the fees and terms of engagement), oversee, and terminate, as appropriate, the Company’s independent registered public accounting firm.

In connection with the Audit Committee’s oversight of legal and regulatory compliance, the Audit Committee receives regular, quarterly updates on cybersecurity matters from the Company’s head of information technology. The Company uses industry-leading software and hardware to identify and manage cyber risks and conducts internal and external penetration testing at least annually. In addition, Tellurian conducts monthly phishing exercises with, and cybersecurity email campaigns for, all personnel, and provides such personnel with annual compliance and cybersecurity training. The Company has not had a known material information security breach since the Merger.

Compensation Committee

The Compensation Committee is composed of Mr. Abiteboul, Ms. Derycz-Kessler (Chair), and Mr. Turkleson. The functions of the Compensation Committee are set forth in its written charter, as amended on December 15, 2021 (the “Compensation Committee Charter”). The Compensation Committee Charter is posted on the Company’s website, http://www.tellurianinc.com, under the heading “Investors—Company and governance—Governance documents.”

The Board has determined that each member of the Compensation Committee qualifies as (i) an independent director under applicable NYSE American listing standards, (ii) a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and (iii) to the extent required for awards intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), an “outside director” for purposes of Section 162(m) of the Code.

Under the Compensation Committee Charter, the primary duties and responsibilities of the Compensation Committee are to assist the Board in fulfilling its responsibilities with respect to the Company’s compensation plans, policies, programs, and practices, including (i) determining, and/or recommending to the Board for its determination, the compensation of the Company’s chief executive officer and all other executive officers of the Company; and (ii) reviewing and approving, and/or recommending to the Board for its approval, equity and other incentive compensation plans, policies, and programs for the Company’s directors, officers, employees, or consultants, and overseeing and administering such plans, policies, and programs in accordance with their terms. From time to time, the Compensation Committee consults with the Executive Chairman regarding executive and director compensation matters and with the Chief Executive Officer and/or Chief Human Resources Officer of the Company regarding executive compensation matters. Prior to December 14, 2021, the Vice Chairman of the Board served as a non-voting advisory participant in meetings of the Compensation Committee. On December 14, 2021, the Compensation Committee rescinded the prior invitation to the Vice Chairman of the Board to attend meetings of the committee as a non-voting advisory participant to limit director participation in Compensation Committee meetings to independent directors. Independent directors of the Board are generally invited to attend meetings of the committee.

Environmental, Social, Governance (ESG) and Nominating Committee

The Environmental, Social, Governance (ESG) and Nominating Committee (the “ESG and Nominating Committee”) is composed of Ms. Derycz-Kessler, Ms. Harvey, and Mr. Ferguson (Chair). The functions of the ESG and Nominating Committee are set forth in its written charter, as amended on December 15, 2021 (the “ESG and Nominating Committee Charter”). The ESG and Nominating Committee Charter is posted on the Company’s website, http://www.tellurianinc.com, under the heading “Investors—Company and governance—Governance documents.” The Board has determined that each member of the committee is independent under applicable NYSE American listing standards.

Under the ESG and Nominating Committee Charter, the ESG and Nominating Committee is responsible for assisting the Board in fulfilling its oversight responsibilities with respect to (i) identifying individuals qualified to serve as directors; (ii) recommending to the Board candidates for nomination for election to the Board at the annual meeting of stockholders or to fill Board vacancies; (iii) developing and recommending to the Board a set of corporate governance guidelines and reviewing on a regular basis the overall corporate governance of the Company; and (iv) monitoring and reviewing, and as necessary recommending Board action with respect to, sustainability matters, including environmental, social and governance (“ESG”) issues.

Corporate Responsibility and ESG Practices

Oversight for the Company’s ESG efforts resides with the Board and its committees. In particular, the ESG and Nominating Committee is responsible for monitoring and reviewing, and as necessary recommending Board action with respect to, sustainability matters, including ESG issues. The committee’s responsibilities were expanded in 2021 to expressly address environmental and social issues. The ESG and Nominating Committee regularly receives ESG-related reports from management.

We also coordinate environmental and social activities through a non-Board committee with representatives from throughout the organization, including our Chief Executive Officer and Chief Operating Officer and representatives from our operations and regulatory, communications, health and safety, strategy, legal, human resources and investor relations functions. We consider ESG-related risks and opportunities on an ongoing basis, disclose meaningful and appropriate ESG-related information with regard to our current and planned operations, and encourage dialogue on ESG topics with our stakeholders. We continue to make improvements to our risk evaluation and mitigation programs with respect to ESG and climate-related risks. With respect to environmental issues in particular, we monitor developments in greenhouse gas emissions, air quality, water management, biodiversity, incident management, climate-related matters and emerging regulations, and incorporate them into our risk management process when appropriate.

Health, Safety and Environment

Our health, safety and environment policy reflects our commitments to our employees and the communities in which we operate. We strive to protect the health and safety of our employees and to prevent injury, ill health or damage to the environment. During 2021, we had no lost-time incidents, as determined in accordance with the recordkeeping and reporting requirements of the Occupational Safety and Health Administration (“OSHA”).

Our current operations focus on natural gas development and production. The environmental protection practices we follow when conducting these operations include:

•	routing gas to production facilities to minimize flaring and/or emissions following well completions;

•	performing periodic leak detection and repair surveys utilizing optical gas imaging to allow early detection and repairs to minimize emissions;

•	deploying LUMEN Terrain technology, developed by Avitas, a Baker Hughes company, on all of our new producing facilities, allowing for continuous, autonomous methane emissions monitoring to facilitate timely methane emissions management; and

•	replacing gas-operated valves and controllers with electric drivers.

Social

Human Capital Management

We position ourselves as an employer of choice by offering industry competitive compensation, including an industry-leading benefits package to provide for the health and welfare and retirement needs of our employees. Our benefits include health insurance at no cost, a company match on 401(k) retirement savings, and paid maternity and paternity leave. In addition, we have the following policies to foster an ethical, respectful and inclusive workplace environment:

•	our Code of Business Conduct and Ethics provides a comprehensive resource governing ethical concerns, employee privacy and workplace matters, legal compliance, and other matters;

•	our Equal Employment Opportunity Policy commits us to fairly treating all employees and candidates, without regard to characteristics having no bearing on job performance; and

•	our Harassment Policy addresses many forms of unwanted attention, including sexual harassment.

In 2021, diversity, equity and inclusion (“DEI”) was a focus for Tellurian. We believe that a diverse and inclusive culture supports our ability to meet our commitment of creating a consistent global employee experience and to attract and retain talent, drive innovation and enable the long-term success of our business. We have developed a comprehensive DEI strategy. As of December 31, 2021, (i) approximately 40% of Tellurian’s workforce was a member of a minority group and (ii) the ratio of male to female employees was approximately 60:40.

COVID-19 Response

Tellurian’s response to COVID-19 has prioritized the health and safety of our workforce while maintaining safe operations and business continuity. Our Crisis Management Team (CMT), a cross-functional team that leads our crisis and risk management efforts, established COVID-19 protocols related to workplace arrangements, travel policy, information technology support, employee communication and training.

In October 2021, Tellurian commenced its full-time return to the office, with management continuing to address employee matters related to the pandemic with the utmost attention to ensure the continued health and safety our work force. Additionally, management announced the implementation of a mandatory vaccination policy that requires all current employees and independent contractors to be vaccinated, subject to exemptions for health and religious reasons. Future hires will be required to show proof of the vaccination as a condition of employment, subject to the same exemptions.

Community Investment

As part of its stakeholder engagement program, Tellurian is committed to being a good neighbor and to strengthening its relationships with communities by working together on projects that improve the quality of life for all residents. In 2019, we invested $1.5 million to build the Belle Cove Road near the site of the proposed Driftwood Project, improving access from local neighborhoods to a highway, fulfilling a longtime need of the community and surrounding area. Following the devastating destruction in Southwest Louisiana caused by Hurricanes Laura and Delta in 2020, Tellurian committed over $100,000 to help rebuild hurricane-damaged houses. In 2021, we donated $277,000 to charities and foundations in Texas and Louisiana.

In December 2021, we announced that we partnered with the National Forest Foundation on a five-year, $25 million plan for reforestation and other projects across the United States. One of the first projects will be to re-plant 300,000 trees in the Kisatchie National Forest, located near Alexandria, Louisiana, where nearly 40,000 acres of native trees were lost due to recent weather events. We have also made significant donations to various research initiatives and programs, including at Columbia University for electrification research with a particular focus on decarbonization of the country’s electricity supply and at the University of Texas at Austin for a multi-phase, life-cycle analysis focusing on supply chain and environmental trade-offs related to specific energy sources used to generate and store electricity, including natural gas, wind, solar and batteries.

Governance

We believe that our efforts for effective corporate governance are illustrated by the following practices:

•	All of our Board committees are composed of independent directors.

•	The functioning of our Board and Board committees is assessed annually.

•	Non-employee directors of the Company are not permitted to stand for re-election after reaching age 75 unless the Board waives this requirement in a particular case.

•	Our stock ownership guidelines align the interests of our directors and officers with the interests of our stockholders.

•	Our key corporate governance and compliance policies are reviewed annually.

Code of Conduct and Business Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that summarizes Tellurian’s compliance and ethical standards and the expectations it has for its officers, directors, and employees. Under the Code of Conduct, all directors, officers, and employees must follow ethical business practices in all business relationships, both within and outside of the Company.

The Code of Conduct is available on the Company’s website, http://www.tellurianinc.com, under the heading “Investors—Company and governance—Governance documents.” Tellurian intends to provide disclosure regarding waivers of or amendments to the Code of Conduct by posting such waivers or amendments to the website in the manner provided by applicable law.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was, during the fiscal year ended December 31, 2021, an officer or employee of the Company, and no such member has ever served as an officer of the Company. During the fiscal year ended December 31, 2021, none of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or the Board.

Communications with Directors

Any stockholder wishing to communicate with the Board or any individual director may do so by contacting the Corporate Secretary at the address, telephone number, facsimile number, or e-mail address listed below:

Tellurian Inc.

1201 Louisiana Street, Suite 3100

Houston, Texas 77002

Attention: Corporate Secretary

Telephone: (832) 962-4000

Facsimile: (832) 962-4055

Website: http://www.tellurianinc.com

E-mail: CorpSec@tellurianinc.com

All communications will be forwarded to the Board or the relevant Board member. The Corporate Secretary has been authorized by the Board to screen frivolous or unlawful communications or commercial advertisements.

Stockholders also may communicate with management by contacting the Corporate Secretary using the above contact information.

Director Attendance at Annual Meetings

The Company does not have a policy regarding attendance of directors at annual meetings of stockholders. All of the Company’s current directors attended by phone the Company’s last annual meeting of stockholders held on June 9, 2021.

Board Nomination Process

The ESG and Nominating Committee identifies director nominees based on recommendations from management, directors, stockholders, and other sources. In identifying and evaluating director nominees, the ESG and Nominating Committee takes into account, among other things, individual director performance (including for incumbent directors, their Board and committee meeting attendance and performance and length of Board service), qualifications, expertise, integrity, independence under NYSE American or other applicable listing standards, depth and diversity of experience (including service as a director or executive with other entities engaged in the Company’s business), willingness to serve actively and collaboratively, leadership and other skills, and the ability to exercise sound judgment. The Board does not currently employ an executive search firm, or pay a fee to any other third party, to identify qualified candidates for director positions.

The Board and ESG and Nominating Committee will consider any director candidates recommended to the Board by stockholders on the same basis as candidates submitted by others. Stockholders who wish to recommend a prospective director nominee for consideration by the Board should notify the Corporate Secretary in writing at the Company’s offices at 1201 Louisiana Street, Suite 3100, Houston, Texas 77002. The Corporate Secretary will forward all such stockholder recommendations on to the Board for its consideration. Any such recommendation should provide whatever supporting material the stockholder considers appropriate but should include at a minimum such background and biographical material as will enable the ESG and Nominating Committee to make an initial determination as to whether the nominee satisfies the Board membership criteria set forth above. No stockholder recommendation of a prospective Tellurian director was received by the Board in 2021.

Audit Committee Report

In connection with the preparation and filing of the audited financial statements of Tellurian, for the fiscal year ended December 31, 2021 (the “audited financial statements”), the Audit Committee performed the following functions:

•	The Audit Committee reviewed and discussed the audited financial statements with senior management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm. The review included a discussion of the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the forward-looking statements.

•	The Audit Committee also discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

•	The Audit Committee received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and discussed with Deloitte its independence from the Company and considered the compatibility of the auditors’ non-audit services to the Company, if any, with the auditors’ independence.

Based upon the functions performed, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K filed with the SEC on February 23, 2022.

Respectfully submitted by the Audit Committee of the Board of Directors,

Don A. Turkleson (Chair)

James D. Bennett

Jonathan S. Gross

Claire R. Harvey

Board and Committee Meetings Held During 2021

As noted in the table below, during 2021, 15 meetings of the Board, nine meetings of the Audit Committee, nine meetings of the Compensation Committee, and four meetings of the ESG and Nominating Committee were held. During 2021, all of the directors then in office attended at least 75% of the total number of meetings of the Board and committees of the Board on which the directors served. The following table also indicates the members of the Board and each committee of the Board.

Name	Board	Committees
		Audit	Compensation	ESG and Nominating

Charif Souki	Executive Chairman
Martin J. Houston	Vice Chairman
Jean P. Abiteboul	Member		Member
James D. Bennett (1)	Member	Member
Diana Derycz-Kessler (2)	Member		Chair	Member
Dillon J. Ferguson	Member			Chair
Jonathan S. Gross	Member	Member
Claire R. Harvey (3)	Member	Member		Member
Brooke A. Peterson	Member
Don A. Turkleson	Member	Chair	Member
Number of meetings in 2021	15	9	9	4

(1)	On September 22, 2021, Mr. Bennett was appointed as a director of the Company and as a member of the Audit Committee.

(2)	Since December 15, 2021, Ms. Derycz-Kessler has not served as a member of the Audit Committee.

(3)	On December 15, 2021, Ms. Harvey was appointed as a director of the Company and as a member of each of the Audit Committee and the ESG and Nominating Committee.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY

The Audit Committee has appointed and engaged Deloitte to serve as the independent registered public accounting firm to audit Tellurian’s financial statements for the fiscal year ending December 31, 2022, and to perform other appropriate audit-related services. Deloitte began serving as Tellurian’s independent registered public accounting firm on February 13, 2017. Tellurian stockholders are hereby asked to ratify the Audit Committee’s appointment of Deloitte as Tellurian’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

The Audit Committee is solely responsible for selecting Tellurian’s independent auditors. Although stockholder ratification of the appointment of Deloitte is not required by law or Tellurian’s governing documents, the Board has determined that it is desirable to seek stockholder ratification as a matter of good corporate governance in view of the critical role played by independent registered public accounting firms in maintaining the integrity of financial controls and reporting. If the Tellurian stockholders do not ratify the appointment of Deloitte, the Audit Committee will consider whether to engage another independent registered public accounting firm. Even if the appointment of Deloitte is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Tellurian and its stockholders.

Tellurian expects that a representative from Deloitte will be present at the Meeting. Any such representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Principal Accountants’ Fees and Services

Deloitte served as the principal accountant for the audit of Tellurian’s consolidated financial statements for the fiscal years ended December 31, 2020 and December 31, 2021 and review of Tellurian’s condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2020 and December 31, 2021. Information about Deloitte’s fees and services in those years is provided below.

Audit Fees

The aggregate fees paid or to be paid to Deloitte for the audit of the consolidated financial statements of Tellurian and the review of the condensed consolidated financial statements included in Tellurian’s Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2020 and December 31, 2021 were $1,037,207 and $1,347,993, respectively.

Audit-Related Fees

The aggregate fees paid or to be paid to Deloitte in connection with audit-related services provided to Tellurian during the fiscal years ended December 31, 2020 and December 31, 2021 were $435,000 and $580,000, respectively.

Audit-related services related to, among other things, review of registration statements, the provision of comfort letters and attendance at stockholder and Audit Committee meetings.

Tax Fees

The aggregate fees paid or to be paid to Deloitte in connection with tax services provided to Tellurian during the fiscal years ended December 31, 2020 and December 31, 2021 were $12,600 and $16,800, respectively. Tax services performed during the fiscal years ended December 31, 2020 and December 31, 2021 related to tax compliance services.

All Other Fees

The aggregate other fees paid or to be paid to Deloitte for any other services rendered to Tellurian during each of the fiscal years ended December 31, 2020 and December 31, 2021 were $0.

Pre-Approval Policies

Under the terms of the Audit Committee Charter, the Audit Committee is required to pre-approve all the services provided by, and fees and compensation paid to, the independent registered public accounting firm for both audit and permitted non-audit services. When it is proposed that the independent registered public accounting firm provide additional services for which advance approval is required, the Audit Committee may form and/or delegate authority to a subcommittee consisting of one or more members or the Chairman of the Audit Committee, when appropriate, with the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are to be presented to the Audit Committee at its next scheduled meeting. All of the audit fees, audit-related fees, tax fees, and all other fees paid or to be paid during the fiscal years ended December 31, 2020 and December 31, 2021 were approved by the Audit Committee.

Vote Required for Approval

Approval of Proposal 2 will require the affirmative vote of the holders of a majority of the votes cast on the matter, assuming that a quorum exists.

If you fail to vote or submit a proxy, fail to instruct your broker to vote (and your broker does not exercise its discretion to vote your shares on this matter) or vote to “abstain,” it will have no effect on the outcome of the vote on Proposal 2, assuming that a quorum exists.

Board Recommendation

The Board unanimously recommends that Tellurian stockholders vote “FOR” the proposal to ratify the appointment of Deloitte as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis summarizes our executive compensation program for our named executive officers for the 2021 fiscal year.

Named Executive Officers

Our named executive officers (“NEOs”), based on position and compensation for the fiscal year ended December 31, 2021, are the following individuals:

Name	Position

Charif Souki	Executive Chairman
Octávio M.C. Simões	President and Chief Executive Officer (“CEO”)
R. Keith Teague	Chief Operating Officer
L. Kian Granmayeh	Chief Financial Officer (“CFO”)
Daniel A. Belhumeur	General Counsel
Khaled A. Sharafeldin	Chief Accounting Officer (“CAO”)

Our Business

We are a Houston-based company that intends to create value for stockholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide (the “Business”). We are developing a portfolio of natural gas, LNG marketing, and infrastructure assets that includes an LNG terminal facility (the “Driftwood terminal”), an associated pipeline (the “Driftwood pipeline”), other related pipelines, and upstream natural gas assets. The Driftwood terminal and the Driftwood pipeline are collectively referred to as the “Driftwood Project.” Our existing natural gas assets consist of 11,060 net acres and interests in 78 producing wells located in the Haynesville Shale trend of northern Louisiana. Our Business may be developed in phases.

Significant Developments in 2021 and Effect on our 2021 Executive Compensation Program

We made significant commercial progress in 2021 despite facing numerous challenges caused by the COVID-19 pandemic. Our success depends upon our ability to obtain the capital necessary to construct the Driftwood Project on a commercially viable basis, to finance or otherwise cover the costs of our operations, development activities and general working capital needs until our facilities are fully operational, and to implement our LNG marketing strategies. The onset of the COVID-19 pandemic in March 2020 caused a collapse of LNG prices worldwide for much of 2020, stalling progress with potential partners for the Driftwood Project and causing challenges to the infrastructure partnership model that we had adopted for financing the construction of the Driftwood Project. In early-mid 2021, we successfully pivoted the execution of our integrated business model away from the existing infrastructure partnership approach and adopted instead a sale and purchase agreement (“SPA”) model whereby we would enter into definitive binding agreements to sell LNG to counterparties using Platts Japan Korea Marker (JKM) and Platts Dutch Title Transfer Facility (TTF) as indices and would separately raise equity and debt capital to finance construction of the Driftwood Project and ongoing operations. In 2021, the Company succeeded in securing SPAs with commercial counterparties totaling 9 mtpa of LNG for plants one and two of the Driftwood terminal (“Phase 1”). We simultaneously raised equity and debt capital in anticipation of future commercial development and working capital needs, paid off significant amounts of expensive and restrictive debt, and initiated discussions with banks focused on securing financing for Phase 1 of the Driftwood terminal, thereby creating significant momentum to support construction activities heading into 2022.

The pivot in the execution of our integrated business model in 2021 caused by the COVID-19 pandemic had an effect on our 2021 executive compensation program. In particular, the pivot occurred after we had initially set performance goals for the year for the “at risk” portion of our NEOs’ compensation, which goals were based on the previous infrastructure partnership approach described above. As a result, goals that we had initially established for 2021 became moot, inapplicable, or were viewed by the Compensation Committee as not well suited for judging performance in 2021. In addition, the implementation of our new SPA business model continued over the course of the year, and by the time the effects of the change in business approach came into focus, there was little time remaining in 2021 and no practical opportunity to set meaningful forward-looking performance goals for 2021. As a result, the Compensation Committee made incentive compensation decisions for 2021 after a holistic review of our achievements for the year and based on the significant commercial progress and stock price appreciation we achieved in 2021. Going forward, we intend to set performance goals for the “at risk” portion of our NEOs’ compensation at the beginning of the year, subject to customary adjustments, including for non-recurring or other unusual events. For example, for 2022, we have adopted a “performance scorecard” containing pre-established goals related to progress on construction activities, stock price appreciation, and net production growth that will be used to determine compensation outcomes for 2022, and we plan to continue to use pre-established metrics for future years.

2021 Performance Highlights

Strong TSR Performance	Executed Sale and Purchase Agreements	Repayment of Debt	Upstream Activities
141%	9 mtpa	$0	69%
Total stockholder return for 2021	Sales of LNG for Phase 1 of the Driftwood terminal	Remaining amount of borrowing obligations that were outstanding as of December 31, 2020	Year-over-year percentage increase in natural gas sales

Commercial and Development

•	LNG Sale and Purchase Agreements. Between May and July of 2021, we entered into SPAs with Gunvor Singapore Pte Ltd, Vitol Inc., and Shell NA LNG LLC for their purchase of an aggregate total of 9.0 mtpa of LNG for Phase 1 of the Driftwood terminal.

•	Initiated Owner Construction Activities. During 2021, we initiated owner construction activities necessary to proceed under our lump sum turnkey engineering, procurement and construction (“EPC”) agreements with Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”).

•	Driftwood Land Lease Agreement. On July 1, 2021, we entered into a long-term ground lease agreement with the Lake Charles Harbor and Terminal District to secure property essential for the construction of the Driftwood terminal.

Financing

•	Repayment of Borrowing Obligations. During 2021, we repaid all borrowing obligations that were outstanding at the end of December 31, 2020.

•	Equity Offering. In August 2021, we sold an aggregate of 40.3 million shares of our common stock in an underwritten public offering and related transaction at a price of $3.00 per share. Net proceeds from this offering, after deducting fees and expenses, were approximately $115.9 million.

•	8.25% Senior Notes due 2028. In November and December 2021, we sold $56.5 million aggregate principal amount of 8.25% Senior Notes due November 30, 2028 (the “Senior Notes”) in a registered public offering and related transaction. Net proceeds from the sale of the Senior Notes were approximately $53.7 million after deducting fees.

•	At-the-Market Debt Offering Program. In December 2021, we entered into an at-the-market debt offering program under which the Company may offer and sell, from time to time on the NYSE American, up to an aggregate principal amount of $200.0 million of additional Senior Notes.

Upstream

•	Upstream Drilling Activities. During 2021, we (i) drilled, completed and placed into production four new operated Haynesville natural gas wells, spending approximately 10% less than forecast with rates and reserves at or above pre-drill projections; (ii) participated in the drilling of six Haynesville non-operated natural gas wells; and (iii) added approximately 1,600 net acres to our asset base, including two sections where Tellurian will be named as operator. Our 2021 drilling activities increased our proved developed reserves by approximately 51 billion cubic feet of natural gas equivalent volumes (Bcfe) as of December 31, 2021. In addition, our natural gas sales increased in 2021 to approximately $51.5 million, a 69% year-over-year increase from 2020.

ESG Initiatives

•	Reforestation Partnership. During 2021, the Company began a partnership with the National Forest Foundation on a five-year plan for reforestation and other forest management projects totaling $25 million across the United States. One of the first identified projects is to re-plant 300,000 trees in the Kisatchie National Forest, located near Alexandria, Louisiana, where nearly 40,000 acres of native trees were lost due to extreme weather events during the past few years.

•	Safety. During 2021, we had no lost-time incidents, as determined in accordance with OSHA’s recordkeeping and reporting requirements.

•	Methane Emissions. During 2021, the Company entered into an agreement with Baker Hughes Company to implement a methane emissions monitoring system at its facilities.

•	Return to Office. In October 2021, Tellurian employees returned to the office on a full-time basis with a requirement to be vaccinated, subject to exemptions for health and religious reasons.

Executive Summary of our Executive Compensation Program for Fiscal Year 2021

Program Focus

•	Our executive compensation program is intended to attract, retain and motivate our NEOs and to link our executives’ pay to (i) the achievement of the Company’s current and long-term strategic projects, particularly the successful financing and construction of the Driftwood terminal, the Driftwood pipeline and other related pipelines, (ii) annual operational and commercial achievements, and (iii) increases in our stock price.

Pay Elements

•	For fiscal year 2021, our executive compensation program was composed of (i) annual base salary and (ii) short-term and long-term compensation that was formalized during fiscal year 2021 in the form of our Incentive Compensation Program, or ICP. We also provide industry-leading employee benefits.

•	Our NEOs have significant unvested legacy incentive awards from prior years that continue to play an important role in retaining and incentivizing them. Legacy incentive awards may consist of (i) performance-based restricted stock, restricted stock unit (“RSU”), and cash incentive awards that vest only if we are able to secure a final investment decision by our Board to proceed with the construction of the Driftwood terminal (“FID”), (ii) time-vested and performance-vested stock options, (iii) performance-based cash incentive awards that are earned in tranches upon meeting certain stock price hurdles and that vest based on continued performance thereafter (“Performance-Based Retention Awards”), and/or (iv) long-term cash incentive awards earned in stages based on the delivery of a notice to proceed with respect to designated construction phases of the Driftwood terminal and generally payable subject to continued employment thereafter (the “Driftwood Incentive Program”). Participation in our legacy incentive programs differs substantially among our NEOs. For example, our Executive Chairman, CEO, and CFO do not participate in the Driftwood Incentive Program.

•	The majority of our NEOs’ 2021 compensation is variable and made up of ICP awards.

Setting Compensation

•	Executive compensation decisions are made by our independent Compensation Committee, and prior to December 15, 2021, were made by our Board based on recommendations from our independent Compensation Committee.

•	When making executive compensation recommendations or decisions, the Compensation Committee reviews materials from its independent compensation consultant (currently Pearl Meyer & Partners, LLC (“Pearl Meyer”)) and receives input from our Executive Chairman and from our CEO and other members of our senior management team. In addition, prior to December 14, 2021, the Vice Chairman of the Board served as a non-voting advisory participant in meetings of the Compensation Committee. On December 14, 2021, the Compensation Committee rescinded the prior invitation to the Vice Chairman of the Board to attend meetings of the committee as a non-voting advisory participant to limit director participation in Compensation Committee meetings to independent directors. Independent directors of the Board are generally invited to attend meetings of the committee.

•	The Compensation Committee also reviews relevant market compensation data, which includes the compensation paid by a peer group of companies in our industry sectors that we compete against for executive talent.

•	We view compensation cumulatively over the course of multiple years. Accordingly, we may consider outstanding compensation opportunities provided in previous years in making decisions for the current year. For example, as described later in this proxy statement, long-term awards under our ICP in any year are reduced by amounts payable under the Driftwood Incentive Program in that year to avoid paying our executives for the same performance under both the ICP and the Driftwood Incentive Program. The reduction is also intended to place the entirety of our executive team on similar footing with respect to incentives for future company performance, given that only certain of our executives participate in the Driftwood Incentive Program.

Key Compensation Actions in Fiscal Year 2021

•	We have updated our compensation structure generally for both executives and non-executives to be more reflective of our maturation as a company, and to be more reflective of current corporate governance best practices and the compensation designs and vehicles provided by our peer companies and primary competitors for talent. Those updates were adopted throughout 2021 and into early 2022, and include:

○	The development and adoption of the Tellurian Inc. Incentive Compensation Program (the “ICP”), a performance incentive program pursuant to which we intend to make annual awards of short-term and long-term compensation, with short-term compensation settled each year and long-term compensation earned or recognized over a three-year period. The ICP is designed to phase in a more traditional, formulaic approach to both short-term and long-term compensation, with participants having both short-term and long-term target amounts each year and with earned amounts being based on performance against pre-established targets. Although the changes to our business model in 2021 prevented us from adopting pre-established ICP metrics for 2021 (see “Significant Developments in 2021 and Effect on our 2021 Executive Compensation Program” above), for 2022 we have developed a performance scorecard containing pre-established goals related to progress on construction activities, stock price appreciation, and net production growth that will be used to determine 2022 compensation outcomes under both the short-term and long-term portion of the ICP. The ICP was our sole incentive compensation vehicle for 2021 and it is our expectation that the ICP will be our primary incentive vehicle going forward, our intent being to standardize and annualize both the short-term and long-term grant process in a manner that is more consistent with our peers and the market in general.

○	Adoption of stock ownership guidelines applicable to both our NEOs and other key employees and non-employee directors.

○	Adoption of a compensation “clawback” policy pursuant to which cash and non-cash incentive compensation (e.g., cash bonuses, other cash incentives, and equity or equity-based incentives) approved, awarded, or granted on or after the effective date of the policy and received by a current or former executive officer within the 12-month period preceding the date of a material negative restatement of the Company’s financial statements are subject to clawback in the discretion of the Board or the Compensation Committee if such restatement is due to such current or former executive officer’s fraud or intentional misconduct (subject to applicable law and the requirements of the NYSE American).

○	Execution of employment agreements with Messrs. Souki and Simões setting forth the terms and conditions of their employment and providing for certain severance protections and restrictive covenants.

○	Adoption of both executive and employee severance plans. The severance plans, along with the employment agreements for Messrs. Souki and Simões, establish up front the Company’s obligation in the event of an NEO’s termination without “cause” or, where applicable, resignation for “good reason,” and provide involuntary job loss protection for our NEOs, allowing them to focus on driving performance and shareholder value with certainty that they will be protected in the event of their involuntary termination of employment. Neither the employment agreements nor the severance plans provide for cash severance or other similar payments upon a voluntary termination of the NEO (without “good reason,” where applicable).

○	Use of “double trigger” vesting for all outstanding equity incentive awards for our NEOs upon a change in control.

○	Integration of Mr. Souki into the overall executive compensation program in recognition of his day-to-day senior management role for the foreseeable future, thereby bringing his compensation structure in line with that of the other members of the executive team.

•	After keeping base salaries flat for 2020 except for promotions, we provided market-based salary increases in 2021 to our NEOs other than Messrs. Souki and Simões.

•	We made both short-term and long-term awards under the ICP for 2021 to our NEOs in recognition of what the Compensation Committee considered to be above-target performance in 2021, manifested by both our strong stock price performance and our commercial achievements, particularly the execution of SPAs for Phase 1 of the Driftwood terminal, repayment of all borrowing obligations that were outstanding as of December 31, 2020, and the increase in our 2021 upstream activities. Short-term awards were generally granted at maximum for our NEOs and were paid in cash in early 2022. Long-term awards under the ICP were granted at 175% of target for all NEOs other than Messrs. Souki and Simões, who did not have formal long-term targets for 2021 but whose awards were determined taking into account competitive market data for annual long-term opportunities for similarly situated executives at our peer companies. The awards for Messrs. Souki and Simões were 25% less than those for the other NEOs on a relative basis. All long-term ICP awards consisted of tracking units that mirror the value of our stock and that vest and are settled in cash ratably in three tranches between 2022 and 2024, contingent upon the continued employment of the NEOs through the applicable vesting dates.

•	Our year-over-year total stockholder return was approximately 141%.

•	Certain performance cash awards issued in prior fiscal years vested in part as a result of the Company meeting stock price performance targets.

•	A portion of Mr. Souki’s performance-vested stock options issued in 2020 vested in 2021 as a result of the Company meeting stock price performance targets and Mr. Souki’s continued employment.

Compensation Best Practices

•	We seek to incorporate and adhere to compensation best practices in our executive compensation program. Please see the chart under the heading “Our Executive Compensation Philosophy and Practices—Our Executive Compensation Practices” for details.

Our Executive Compensation Philosophy and Practices

Objectives and Philosophy

The objectives of our executive compensation program are to attract the top executive talent in our competitive, growing industry and to motivate such individuals to execute on the Company’s business strategy and to remain with the Company long-term.

With those objectives in mind, our executive compensation philosophy is as follows:

•	Our executives’ pay should be linked to the achievement of current and long-term Company strategic projects. Our business strategy is dependent on the successful financing and construction of the Driftwood terminal, the Driftwood pipeline and other related pipelines and the acquisition and development of complementary upstream assets. Accordingly, our NEOs’ compensation is tied in substantial part to the completion of those projects through performance-based and milestone driven incentives. For example, the outstanding restricted stock and RSU awards held by our NEOs and the cash-based FID award issued to Mr. Simões require reaching FID as a prerequisite to any vesting or payout of such awards.

•	Compensation should be market competitive. We compete with our peers and other companies in our industry sectors for executive-level talent. We therefore make compensation decisions after considering market compensation paid by a group of publicly traded peers and other companies in our industry sectors using compensation surveys and relevant industry data. Base salaries of our NEOs are targeted at the median, or the 50th percentile, of the relevant compensation data (“market”). Annual compensation opportunities (base salary and short-term compensation under the ICP) are targeted at the 75th percentile of market. Total compensation opportunities (base salary, short-term compensation under the ICP and long-term compensation) may be earned up to the 90th percentile of market when warranted for exceptional Company performance and individual achievement.

•	Compensation should support the stability of our executive team for the long term. Our business strategy requires a long-term focus, with the completion of the various phases of the Driftwood terminal, the Driftwood pipeline and other related pipelines scheduled to continue into the mid-to-late 2020s, and with the full deployment of our capabilities thereafter expected to take several years. We want executives who are similarly focused on the long term. With the complexity of our business and the extended timelines for completion of our critical projects, the voluntary departure of top executive talent and the related loss of institutional knowledge would be harmful to our business. Therefore, our long-term ICP awards vest in three tranches, with the second and third tranches vesting ratably over two years following the completion of the applicable performance year, and many of our FID restricted stock, FID RSU and cash incentive awards require active employment for up to two years following FID to achieve full vesting or payout. We also maintain the Driftwood Incentive Program to provide for incentives after FID and designed that program to provide for delayed payouts that are generally contingent upon each executive remaining employed with us for several years following commencement of the various phases of the Driftwood terminal.

•	Compensation should align the interests of our executives with those of our stockholders. Although we expect that achievement of our business strategy will drive stock price performance, we believe that our executive team should think like and be motivated as owners so that their interests are aligned with those of our stockholders. We have therefore structured certain long-term compensation so that a portion consists of restricted shares and/or RSUs of Tellurian stock (which vest upon FID or other milestones), and another portion consists of stock options that have value to the executive only if our stock price increases. In addition, our performance-based cash retention awards are earned in tranches based on the increase in value of our common stock. We have also used stock performance as a factor in determining the amount of ICP awards and have delivered long-term ICP awards in the form of tracking units that mirror the value of our common stock.

•	Our compensation programs should evolve to account for the maturation of the Company. At our inception following the Merger in 2017, we were akin to a start-up; we had no appreciable revenues or operations and were beginning the development of a low-cost, global natural gas business through development of the Driftwood Project. Traditional public company compensation approaches were less appealing and difficult to implement given the difficulty in establishing performance metrics, and we therefore focused our compensation structure on completion of critical projects and business milestones, such as through FID restricted stock awards and the adoption of the Driftwood Incentive Program. Our operational results were also highly variable, effectively requiring us to maintain a discretionary annual bonus program. Over time, we have made progress toward our business goals and have matured as a company, and we believe that our compensation programs should similarly reflect that progress and maturation. We have therefore adopted the ICP to bring our approach to short-term and long-term compensation closer in line with our more established peers and to provide a continuing and competitive framework for us to compensate executives if the critical projects and business milestones that trigger vesting or payout of existing awards are achieved. We have also expanded our executive compensation best practices by adding stock ownership guidelines and adopting a clawback policy, bringing our compensation governance practices more in line with our peers and the expectations of the market for more established public companies.

Compensation Mix

Our compensation philosophy is reflected in the proportion of our NEOs’ compensation that is variable as compared to the overall compensation package awarded to our NEOs. The charts below show the targeted fixed and variable components applicable to our NEOs for 2021 as a percentage of their target total direct compensation, as well as the fixed and variable components to the named executive officers of our peers and other companies in our industry sectors as a percentage of their target total direct compensation for 2021, based on data provided by Pearl Meyer. These charts are not a substitute for the Summary Compensation Table, which includes amounts in addition to target total direct compensation. For 2021, Mr. Souki’s target compensation was approximately 89% variable and linked to Company performance, more than the approximately 87% for executive chairmen of our peers and other companies in our industry sectors. Mr. Simões’s target compensation was approximately 84% variable and linked to Company performance, as compared to approximately 86% for chief executive officers of our peers and other companies in our industry sectors. For Mr. Teague, approximately 80% of his target compensation was variable and linked to Company performance, as compared to approximately 82% for chief operating officers of our peers and other companies in our industry sectors. For Messrs. Granmayeh, Belhumeur and Sharafeldin, approximately 80%, 80% and 75%, respectively, of their target compensation was variable and linked to Company performance, in each case more than the approximately 76%, 78% and 56% of target total compensation that was variable and linked to company performance for chief financial officers, general counsels and chief accounting officers, respectively, among our peers and other companies in our industry sectors.

* For purposes of determining total compensation opportunities, the annual incentive and long-term incentive compensation were based on the ICP target values and comparable target market values as reviewed by Pearl Meyer.

Executive Chairman Compensation; Complementary Role with CEO

Our Chairman of the Board, Mr. Souki, is an active member of our senior executive team, having taken on incrementally more duties over time, starting at the inception of the COVID-19 pandemic in March 2020, continuing with his appointment as Executive Chairman in June 2020, and culminating in a larger day-to-day role as Executive Chairman following the separation of our previous CEO and the appointment of Mr. Simões as our new CEO in late November 2020. Since that time, Messrs. Souki and Simões have developed complementary workstreams that are each crucial to the success of the Company and our ability to implement our strategic plan going forward. Mr. Souki is a pioneer of the LNG export industry in the United States, having developed the first LNG export terminal facility in the lower 48 states with Cheniere, a company he co-founded and served as CEO of prior to co-founding our Company. Based on that experience, Mr. Souki has extensive knowledge of and experience in the LNG industry, unparalleled relationships within the LNG industry, within government, and with potential banking, finance, investment and business partners, and the ability to leverage those relationships to drive strategic direction and financing results. He therefore oversees our activities with respect to financing and development of the Driftwood Project. Mr. Simões served as chief executive officer of Sempra LNG & Midstream for over seven years from January 2012 to March 2019 prior to joining our Company. He has extensive experience as a chief executive officer developing, building and operating LNG terminals, liquefaction facilities, natural gas pipelines and storage facilities. With this focus, Mr. Simões leads the organization and has been instrumental in securing commercial agreements, including the SPAs for Phase 1 of the Driftwood terminal, developing future growth plans, and building out the organization and streamlining operations and upstream activities, and he is key to our ability to execute on the construction of the Driftwood Project and to deliver on our obligations under our commercial contracts. We view this complementary executive dynamic positively. Bringing an LNG export terminal facility online is a challenging task—there are currently fewer than ten such facilities online in the continental United States—and the talents of both Messrs. Souki and Simões are necessary to advance the Driftwood Project to FID and beyond.

At the end of 2020, we entered into certain compensatory arrangements with Mr. Souki to recognize his increased day-to-day role following the separation of our former CEO and the significant oversight roles and responsibilities delegated to Mr. Souki relating to finance and development activities. As 2021 progressed, it became increasingly clear that it was in the best interests of the Company for his day-to-day role as Executive Chairman to remain in place for the foreseeable future in order for us to meet the significant financing and commercial challenges necessary to advance the Driftwood Project to completion. Accordingly, and given the unique and irreplaceable nature of the services provided by Mr. Souki, we determined that it was in the best interests of the Company to include him fully in our executive compensation program beginning in 2021 so that he is appropriately incentivized in the same manner as the other members of the executive team. We therefore entered into an employment agreement with him in October 2021 at the same time as we entered into the employment agreement with Mr. Simões, and Mr. Souki is included as a full participant in our executive compensation program with base salary and incentive opportunities consistent with his position and role. In setting Mr. Souki’s compensation, the Compensation Committee considered market data provided by Pearl Meyer with respect to executive chairman compensation, Mr. Souki’s track record and reputation and relationships in the LNG industry, and Mr. Souki’s unique ability to drive the Company’s commercial performance.

Our Executive Compensation Practices

Our executive compensation program reflects a number of best pay practices, including the following:

What Tellurian does			What Tellurian does not do

•	Pay-for-performance compensation structure (a significant portion of NEO pay is variable and tied to individual performance and the achievement of major corporate milestones or stock price performance).	•	No gross-ups for excise taxes or interest that may be imposed under the Code.
•	Annual review of market compensation in setting executive compensation.	•	No guaranteed bonuses.
•	Prohibit hedging transactions involving company stock.	•	No automatic base salary increases.
•	Robust stock ownership guidelines. (New)	•	No defined benefit retirement plan or supplemental executive retirement plan.
•	Retain services of an independent compensation consultant.	•	No repricing, cancellation or exchange of option awards.
•	Double trigger vesting of equity incentive awards. (New)

What Tellurian does		What Tellurian does not do

•	Compensation clawback policy in effect for future compensation. (New)

Administration of Executive Compensation Program and Methodology

The Role of the Compensation Committee

Our Compensation Committee sets our compensation philosophy and objectives and designs our executive compensation program to support our strategic business objectives. The Compensation Committee is composed entirely of independent directors who are appointed by the Board and meets at least annually with the Executive Chairman, the CEO, and any other corporate officers that the Compensation Committee deems appropriate. From time to time, the Compensation Committee has consulted with the Vice Chairman of the Board regarding executive compensation matters, and prior to December 14, 2021, the Vice Chairman of the Board served as a non-voting advisory participant in meetings of the Compensation Committee. On December 14, 2021, the Compensation Committee rescinded the prior invitation to the Vice Chairman of the Board to attend meetings of the committee as a non-voting advisory participant to limit director participation in Compensation Committee to independent directors. Independent directors of the Board are generally invited to attend meetings of the committee. The Compensation Committee meets in executive session on an as-needed basis.

The Compensation Committee is responsible for the following:

•	Reviewing and making recommendations to the Board regarding (and after December 15, 2021, making decisions regarding) the compensation of the CEO and all other executive officers of Tellurian.

•	Reviewing and making recommendations on an annual basis to the Board regarding (and after December 15, 2021, making decisions regarding) the corporate goals and objectives relevant to the compensation of the CEO and other executive officers, including annual and long-term performance goals and objectives.

•	Considering information and reports with respect to whether our compensation programs encourage unnecessary or excessive risk, and reporting concerns to the Board.

•	Reviewing and making recommendations to the Board regarding the equity and other incentive compensation plans, policies and programs for the benefit of Tellurian’s directors, executive officers, officers, employees and consultants and, where necessary, recommending that the Board adopt the same.

•	Overseeing and administering equity and other incentive compensation plans, policies and programs in accordance with their terms.

•	Reviewing the form and amount of non-employee director compensation at least annually and making recommendations with respect thereto to the Board for its approval.

•	Assessing the performance criteria and compensation levels of key executives.

•	Reviewing, on a quarterly basis, progress towards the achievement of corporate performance goals and other considerations relevant to the determination of our NEOs’ compensation and approving such compensation.

The Role of Management

The Compensation Committee, along with each of the independent directors, is authorized by the Board to obtain information from and work directly with any employee in fulfilling its responsibilities. The Compensation Committee receives from both the Executive Chairman and the CEO compensation recommendations and evaluations of the executive group (including with respect to the annual short-term ICP pool size and individual short-term ICP awards, if any), excluding the Executive Chairman and the CEO. The Executive Chairman and the CEO meet with the Compensation Committee regularly, as part of the Compensation Committee’s discussion and review of the performance criteria and compensation levels of the other key executives other than the Executive Chairman and the CEO. However, the Executive Chairman and the CEO are not, and may not be, present during any voting or deliberations on their compensation.

Management also plays a role in Tellurian’s ICP. Management will review the achievement of corporate goals to date and make a recommendation to the Compensation Committee regarding the size of annual ICP short-term and long-term awards to employees outside of the executive group, as well as individual award amounts to such employees. The Compensation Committee takes management’s recommendation into account but ultimately has the sole discretion to determine the amount and form of all ICP awards.

Our Chief Human Resources Officer prepares materials for the Executive Chairman and CEO and the Compensation Committee for the exercise of their distinct, but interrelated, compensation responsibilities.

The Role of the Independent Compensation Consultant

The Compensation Committee has retained Pearl Meyer as its independent compensation consultant. In 2021, Pearl Meyer provided the Compensation Committee with advice and information regarding current executive compensation practices, including market trends and reviews, and benchmarking of our executive compensation compared to the market. Pearl Meyer also provided input into the design of the ICP. The Compensation Committee utilizes the benchmarking data and other advice provided by Pearl Meyer in determining compensation. Representatives of Pearl Meyer are invited to Compensation Committee meetings to present their benchmarking data and to assist the Compensation Committee with its executive compensation decisions, including decisions regarding the design and implementation of the ICP. Pearl Meyer also conducts an annual assessment of issues that may or could be associated with or indicative of excessive compensation-related risk-taking and summarizes its findings for the Compensation Committee’s review. In its compensation-related risk assessments in each of 2017, 2018, 2019, 2020, and 2021, Pearl Meyer identified no programs or practices that indicated the presence of a material compensation-related risk.

Review of Executive Officer Compensation

Our review of executive officer compensation encompasses the structure of our executive compensation program, the targeted amount of compensation for each executive, and the determination of the actual amounts earned or payable under our executive compensation program. The Compensation Committee considers multiple sources of internal and external data to reach final determinations, including the recommendations of our Executive Chairman and CEO. In making its determinations, the Compensation Committee may consider factors such as executive compensation programs in effect at our peer group companies, our business goals, objectives, and challenges, comparative compensation benchmarking data provided by Pearl Meyer, the nature of a particular officer’s duties and responsibilities as compared to the corresponding position used in the benchmarking data, the experience and value the executive brings to the role and the executive’s opportunities outside of the Company, the executive’s performance results, the success demonstrated by both the Company and the executive in meeting strategic and other business objectives, the relationship of compensation earned compared to Company performance, previous compensation awarded to the executive that remains outstanding, and the impact on the internal equity of our pay structure within the Company.

The Compensation Committee’s review of executive compensation is performed throughout the year on an as-needed basis. The Compensation Committee ordinarily reviews individualized, position-specific compensation benchmarking studies provided by Pearl Meyer each year. In the first quarter of each year, the Compensation Committee generally sets base salaries for the upcoming fiscal year. With respect to the ICP, for 2022 the Compensation Committee has created a performance scorecard containing the goals applicable to the 2022 ICP awards, and it is the Compensation Committee’s intent to adopt a performance scorecard (or similar pre-established goals) in the first quarter of future years. The Compensation Committee, together with the Executive Chairman and CEO, are expected to review the year-to-date progress on the performance scorecard each quarter. Following completion of the year, the Compensation Committee will review the ICP payouts for the NEOs recommended by the Executive Chairman and CEO and will approve ICP payouts in the first quarter of the next year. The Compensation Committee may make other long-term and retention incentive awards from time to time as and when determined necessary or appropriate.

Compensation Peer Group

As noted above, we use peer group companies, along with other companies in our industry sectors, to benchmark our compensation. Our peer group consists of publicly traded companies in (i) the oil and gas storage and transportation sector, (ii) the oil and gas exploration and production sector and (iii) the utilities sector. We have selected companies in each of these sectors as part of our peer group because our business model makes it such that we perform functions performed by or related to companies in each of those sectors. In constructing the peer group, we also considered peers of peers, peers identified from analyst reports or by research done by Pearl Meyer, and other peers identified by management as competitors for business or talent, and we took into account financial size, industry focus, workforce, business operations, and geographic footprint in determining whether to include companies in the peer group.

With the assistance of Pearl Meyer, our Compensation Committee reviews the composition of the peer group annually so that the included companies remain relevant for comparative purposes. The Compensation Committee, with the assistance of Pearl Meyer, reviewed the peer group in the third quarter of 2021 and made certain incremental changes to the composition of the peer group by replacing two acquired companies and by replacing one oil and gas storage and transportation peer. Maintaining the size of the peer group provides continuing depth to the Compensation Committee’s analysis and protection against possible changes to our peer group from consolidations, bankruptcies, or similar events. The revised peer group will be used for purposes of determining compensation for 2022.

Tellurian’s peer groups for purposes of determining compensation for 2021 and 2022 are listed below:

Sector	Peer	2021	2022

Oil and Gas Storage and Transportation Companies	Cheniere Energy, Inc.	✓	✓
	EnLink Midstream, LLC		✓
	Enterprise Products Partners L.P.	✓	✓
	Gibson Energy Inc.	✓
	Kinder Morgan, Inc.	✓	✓
	NextDecade Corporation	✓	✓
	NuStar Energy L.P.	✓	✓
	ONEOK, Inc.	✓	✓
	Targa Resources Corp.	✓	✓
	The Williams Companies, Inc.	✓	✓

Oil and Gas Exploration and Production Companies	APA Corporation (1)	✓	✓
	Comstock Resources, Inc.		✓
	Continental Resources, Inc.	✓	✓
	Devon Energy Corporation		✓
	EQT Corporation	✓	✓
	Noble Energy, Inc. (2)	✓
	Range Resources Corporation	✓	✓
	Southwestern Energy Company	✓	✓
	WPX Energy, Inc. (3)	✓

Utilities	The AES Corporation	✓	✓
	Dominion Energy, Inc.	✓	✓
	PPL Corporation	✓	✓
	Sempra Energy	✓	✓

	Total	20	20

(1)	APA Corporation is the successor to Apache Corporation following a change in corporate structure in March 2021.

(2)	Noble Energy, Inc. was acquired by Chevron Corporation in October 2020.

(3)	WPX Energy, Inc. was acquired by Devon Energy Corporation in January 2021.

Risk Oversight

Consistent with the compensation-related risk assessment made by Pearl Meyer, we have determined that any risks arising from our compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. Our compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the achievement of our strategic business objectives or stock price performance. The combination of performance measures for ICP awards and for certain other long-term compensation encourages executives to maintain both a short and a long-term view with respect to Company performance. We maintain an insider trading policy that prohibits directors, officers and employees of the Company from hedging or engaging in derivative transactions involving shares of Tellurian stock and have adopted share ownership guidelines and a compensation clawback policy, both of which discourage excessive risk-taking.

Stockholder Advisory Say-on-Pay

At our annual meeting of stockholders held on September 20, 2017, our stockholders approved, on a non-binding advisory basis, the frequency of future advisory votes on the compensation of our NEOs, with over 96% of votes cast “for” such votes to be held every three years. After considering the advisory vote of the stockholders, the Board determined to provide for the advisory “say on pay” stockholder vote on a triennial basis. At our annual meeting of stockholders held on June 10, 2020, our stockholders approved, on a non-binding advisory basis, the compensation of our NEOs, with approximately 97% of the votes cast “for” approval. As an advisory vote, the results are not binding upon us. However, the Compensation Committee values the opinions expressed by stockholders and may consider the outcome of advisory say-on-pay votes when making future compensation decisions for our NEOs. The next non-binding advisory votes regarding the compensation of our NEOs and the frequency of future “say on pay” stockholder votes will be held at the 2023 annual meeting of stockholders, in accordance with SEC rules.

Components of Pay and 2021 Compensation Decisions

Components of Tellurian’s Executive Compensation Program

Our executive compensation program generally consists of the following current pay elements, as well as the following legacy incentive awards granted in prior years:

Compensation Element	Compensation Type	Form of Compensation	Purpose

Current Pay Elements
Base salary	Fixed	• Cash	• Provide competitive cash compensation based on position and experience
Incentive Compensation Program Awards	Variable

•      Short-term portion of the ICP consists of annual awards paid based on Company performance

•      Long-term portion of the ICP consists of annual grants, the amount of which is based on performance during the year, and which consist of tracking units payable in cash that vest over time based on continued service

•      Motivate and reward the achievement of annual corporate goals and strategic milestones over the short term

•      Use of tracking units aligns the long-term interests of employees and stockholders by tying rewards to stock performance

•      Extended vesting of long-term portion of ICP provides strong retention incentive

Employee benefits	Fixed	• Health and welfare plans • Tax-qualified defined contribution retirement plan

•      Provide industry-leading employee benefits necessary to attract and retain talent

•      Allow executives and other employees to defer compensation on a tax-advantaged basis through our 401(k) plan with the potential for Company match

Compensation Element	Compensation Type	Form of Compensation	Purpose

Legacy Incentive Awards
Legacy incentive awards granted in prior years	Variable

•      Performance-based restricted shares and/or RSUs

•      Stock options

•      Performance-vested retention awards

•      Performance-based FID cash awards

•     Performance-based cash awards under the Driftwood Incentive Program

•      Motivate and reward accomplishment of company milestones and creation of long-term stockholder value

•      Align the long-term interests of employees and stockholders

•      Encourage the retention of our NEOs and the stability of our executive team

Base Salary

Consistent with our executive compensation philosophy, base salaries for the NEOs are targeted at the 50th percentile of market. The Compensation Committee reviews our NEOs’ base salaries annually.

In 2021, the salaries of our Executive Chairman and CEO remained flat and we granted a 3% base salary increase to our CAO to account for cost-of-living increases. We provided an approximately 21% raise to Mr. Granmayeh to bring his base salary in line with market as he progresses in his role. The approximately 13% and 12% increases in the base salaries for Messrs. Teague and Belhumeur, respectively, were based on benchmarking data for their respective positions.

In 2021, our NEOs’ base salaries were as follows:

Name	Prior Base Salary	2021 Base Salary	Percentage Increase

Charif Souki (1)	$1,200,000	$1,200,000	0.0%
Octávio M.C. Simões	$725,000	$725,000	0.0%
R. Keith Teague	$515,000	$580,000	12.6%
L. Kian Granmayeh	$380,000	$460,000	21.1%
Daniel A. Belhumeur	$412,000	$460,000	11.7%
Khaled A. Sharafeldin	$400,000	$412,000	3.0%

(1)	Mr. Souki’s base salary for purposes of this chart refers to his annualized fee for serving as Executive Chairman prior to the execution of his employment agreement on October 1, 2021, as well as the base salary paid to him thereafter.

Incentive Compensation Program

In 2021, we adopted the Incentive Compensation Program, which we refer to as the ICP. The ICP is intended to be a performance-based incentive program that is composed of both short-term and long-term compensation. Both forms of compensation are based on a 12-month performance period, which is the calendar year. We believe a 12-month performance period for long-term compensation under the ICP is appropriate at this time in the Company’s business cycle, as we do not yet have operations to support a multi-year performance period. Target and maximum amounts are generally determined for both short-term and long-term compensation each year, denominated as a percentage or multiple of each participant’s base salary. The actual amount of any short-term or long-term compensation is determined early in the following year based on the Company’s performance over the calendar performance year. To create an incentive program that rewards future performance as similarly as possible for all members of our executive team, many of whom do not participate in the Driftwood Incentive Program, and to provide for the ICP as the primary long-term incentive vehicle going forward, the value of any long-term compensation otherwise awarded to an executive under the ICP in any year is reduced by any cash payments received or to be received by the executive under the Driftwood Incentive Program in the calendar year in which the long-term award is made.

Further, as a condition precedent to participating in the ICP for 2021, each of our NEOs agreed in writing to certain amendments to their outstanding restricted stock and other equity incentive awards, which amendments standardize “double trigger” vesting treatment of such awards upon a change in control, expand and clarify the definition of “cause” consistent with the Driftwood Incentive Program, and standardize and limit the definitions of “change in control” among all the Company’s outstanding equity incentive compensation for our NEOs.

Short-term compensation is generally payable in cash no later than March 15th of the calendar year following the calendar year to which the short-term compensation relates. Long-term awards for a year are also made no later than March 15th of the following calendar year to which they relate and are payable in three annual installments, with the first installments to be paid on or shortly following the determination of the amount of the long-term award with the remaining installments paid annually in the following two years. It is the intention of the Company to award the amount of long-term compensation earned in the form of shares or share equivalents; for 2021, such long-term awards are issued in the form of cash-settled tracking units, the primary characteristics of which are set forth in the following chart.

ICP Tracking Units

Description	A combination of a fixed cash award and a variable amount in cash based on our stock price performance.
Why it is consistent with our compensation philosophy	Creates alignment with our stockholders and links pay to achievement of corporate performance
Vesting terms	Vests in three equal annual installments, with the first tranche vesting on the date of grant, and the remaining installments vesting on the first two anniversaries of the date of grant, subject to continued employment through each vesting date
Settlement	Within 30 days following an applicable vesting date, the tracking units are paid out in cash in an amount equal to the product of (i) the number of tracking units vested, multiplied by (ii) the then-current fair market value per share of our common stock.
Termination of services; change of control	Treatment of the awards in connection with a termination of services and upon a “change of control” is described under the heading “Potential Payments upon Termination or Change of Control” below.

2021 ICP Short-term and Long-term Targets

For 2021, target and maximum amounts were generally set by the Compensation Committee for both short-term and long-term compensation under the ICP based on market data and after taking into account the expected role of the NEO.

The target and maximum ICP short-term and long-term compensation for the NEOs for 2021 were as follows:

NEO	Target Short-term Compensation (As a Percentage of Base Salary)	Maximum Short-term Compensation (As a Percentage of Base Salary)	Target Long-term Compensation (As a Percentage of Base Salary)	Maximum Long- term Compensation (As a Percentage of Base Salary)

Charif Souki	150%	300%	(1)	(1)
Octávio M.C. Simões	125%	218.75%	(1)	(1)
R. Keith Teague	100%	175%	300%	600%
L. Kian Granmayeh	100%	175%	300%	600%
Daniel A. Belhumeur	100%	175%	300%	600%
Khaled A. Sharafeldin	100%	160%	200%	400%

(1)	Although we did not formally establish target and maximum long-term amounts for our Executive Chairman and our CEO, the Compensation Committee nonetheless considered competitive market data for annual long-term award opportunities for similarly situated executives in peer companies when making 2021 ICP decisions with respect to our Executive Chairman and CEO.

ICP Performance Goals

The ICP is designed to use pre-established performance goals to determine compensation outcomes under both the short-term and long-term portions of the ICP. For 2022, we have a pre-established performance scorecard that ties 2022 ICP compensation outcomes to pre-established goals regarding construction activities, stock price appreciation, and net production growth. That was not possible in 2021. Although we did establish certain performance goals and metrics at the beginning of 2021, those metrics were based on the Company pursuing the infrastructure partnership business model that it had used in 2020 and prior years. As discussed under the section entitled “Significant Developments in 2021 and Effect on our 2021 Executive Compensation Program,” we pivoted in 2021 from the infrastructure partnership business model in favor of the current SPA model in response to the circumstances caused by the COVID-19 pandemic, thereby making the existing metrics moot, inapplicable, or not well suited for judging performance in 2021. The timing of the pivot made it such that there was no practical opportunity to set pre-established performance goals for 2021. As a result, our Compensation Committee did not base 2021 short-term or long-term ICP awards on pre-established goals, but instead adopted a holistic approach for determining both 2021 short-term and long-term awards after considering the Company’s commercial and stock price performance in 2021.

In determining 2021 ICP short-term and long-term payouts, the Compensation Committee considered the following accomplishments in 2021:

	Achievements	Considerations in ICP Payout

Tellurian Inc.

•         Stock price increased from $1.28 on December 31, 2020 to $3.08 per share on December 31, 2021, an approximately 141% increase (significant factor in ICP payout)

•         Market capitalization increased from approximately $0.5 billion on December 31, 2020 to $1.5 billion on December 31, 2021, an approximately 240% increase

•         Implemented our new ICP to create an incentive framework for future hires and talent retention

•         Year-over-year TSR of 141% significantly exceeds typical absolute TSR metrics in compensation plans.

•         Significant share price appreciation results in increased investor interest and optionality to raise equity or equity-linked capital with decreased dilution.

Land and Permits	• Maintained critical permit validity • Signed lease for the Driftwood Project

	Achievements	Considerations in ICP Payout

Assets/EPC	• Initiated Driftwood LNG construction regarding owner’s obligations pursuant to the EPC contract
Commercial	• Signed 9 mtpa of binding SPAs for Phase 1 of the Driftwood terminal (significant factor in ICP payout)

•         Execution of the SPAs is critical to advance the financing and to commence the construction of Phase 1 of the Driftwood terminal in 2022; additionally, successful completion of the Phase 1 financing will provide momentum for future phases.

Financing

•         Eliminated all corporate debt outstanding as of December 31, 2020 in the amount of approximately $119 million (significant factor in ICP payout)

•         Raised significant capital through various equity offerings

•         Increased cash position from approximately $78 million on December 31, 2020 to approximately $305 million on December 31, 2021

•         Transferred the Company’s equity listing to the NYSE American to allow for a senior notes financing

•         Issued senior notes

•         Initiated construction financing process with banks

•         Initiated equity raising process with equity providers

•         Initiated consultant reports process to support financing efforts

•         Balance sheet strength was a focus in 2021; debt outstanding as of December 31, 2020 was costly and significantly restricted company activities.

•         Substantially increased cash on hand.

•         Repayment of costly and restrictive debt reduces interest expense burden and provides flexibility to execute our long-term business strategy; also, simplified balance sheet allows for additional financing opportunities in 2022 and future years.

Upstream

•         Increase in upstream activities (significant factor in ICP payout), including:

o        Drilled, completed and placed into production four new operated Haynesville natural gas wells, spending approximately 10% less than forecast with rates and reserves at or above pre-drill projections

o        Added approximately 1,600 net acres to our asset base, including two sections where Tellurian will be named as operator

o        Achieved significant 2021 revenues from natural gas sales

•         Eliminated contributions from corporate to cover the general and administrative expenses of upstream operations

•         Annual natural gas sales increased in 2021 to approximately $51.5 million, a 69% year-over-year increase from 2020, offsetting a portion of our project development expenses and reducing the net capital requirements to execute our long-term business strategy.

Safety	• No lost-time incidents, as determined in accordance with OSHA’s recordkeeping and reporting requirements

2021 ICP Payouts

Based on the performance of the Company in 2021 as discussed in the section entitled “2021 Performance Highlights” and as further reflected in the foregoing accomplishments, the Compensation Committee awarded the following 2021 ICP short-term and long-term payouts to our NEOs:

NEO	2021 ICP Short- term Payout (% of Target)	2021 ICP Short-term Payout ($)	2021 ICP Long- term Payout (% of Target)	2021 ICP Long-term Payout ($)	Tracking Units Awarded (1)

Charif Souki	200%	$3,600,000	(2)	$14,062,250	4,550,889
Octávio M.C. Simões	184%	$1,655,938	(2)	$5,437,500	1,759,708
R. Keith Teague	175%	$1,015,000	175%	$3,045,000	985,436
L. Kian Granmayeh	175%	$805,000	175%	$2,415,000	781,553
Daniel A. Belhumeur	175%	$805,000	175%	$2,415,000	781,553
Khaled A. Sharafeldin	160%	$659,200	175%	$1,442,000	466,666

(1)	Number of tracking units awarded was determined by dividing the “2021 ICP Long-term Payout ($)” by $3.09, which was the average closing price of our common stock during December 2021. The tracking units were awarded on January 13, 2022. The 2021 ICP long-term values in this table are different than the 2021 ICP long-term amounts set forth in the Summary Compensation Table because the values in the Summary Compensation Table are based on the number of tracking units awarded multiplied by the $3.38 closing price of our common stock on the trading day immediately preceding the date the tracking units were awarded.

(2)	2021 ICP long-term amounts for Messrs. Souki and Simões were above the market median based on what the Compensation Committee considered to be above-target performance in 2021, as described in the table under “ICP Performance Goals.” The long-term payout and tracking units issued to Mr. Simões are his first long-term grant in an established, tenured role as CEO.

Legacy Incentive Awards

We have in the past granted various types of long-term incentive compensation set forth in the chart below. Although it is our intent to use the ICP for long-term cash performance incentive grants going forward, legacy incentives granted in prior years are nonetheless a vital part of our incentive structure given the substantial unvested amounts that may be earned under such incentives based on performance and continued employment going forward.

Description of Legacy Incentives

	FID Awards	Driftwood Incentive Program Awards	Performance-Based Retention Awards	Stock Options

Description

A grant of shares of restricted stock or RSUs, the vesting of which is contingent upon FID.

Mr. Simões received an FID cash award as part of his onboarding package. The FID cash award is a dollar denominated award, the vesting of which is contingent upon FID.

		A cash award under the Driftwood Incentive Program designed to reward employees, including certain of our NEOs, for commencement of work on each of the four phases of the Driftwood terminal (each, a “Phase”). Each award provides a fixed dollar amount for each Phase. After satisfaction of the relevant milestone, the amount is paid over time, contingent upon continued employment, creating a meaningful long-term retention incentive.	A dollar-denominated award that is earned in four equal tranches based on the Company’s achievement of 10-day average closing stock price targets prior to March 31, 2022. Each tranche has its own separate 10-day average closing stock price target. Once the stock price target for a tranche is achieved, the bonus amount attributable to that tranche (i.e., one-fourth of the total award) vests, subject to continued employment through each vesting date.	An award of non-qualified stock options designed to allow the recipients to participate in the upside of the Company.

	FID Awards	Driftwood Incentive Program Awards	Performance-Based Retention Awards	Stock Options

Why it is consistent with our compensation philosophy	Creates alignment with stockholders and links pay to achievement of a significant corporate project.	Links pay to achievement of a significant corporate project and encourages long-term retention of executives.	Creates alignment with our stockholders and promotes the stability of our executive team.	Creates alignment with our stockholders and encourages long-term retention of executives.
When issued	Upon initial employment or promotion, although additional awards have been made upon the achievement of strategic milestones or other events.	April 2018	August 2020	Time-vested options were issued in October 2017. Executive Chairman performance-vested options were issued in December 2020.
Vesting terms	Older awards vest in full upon FID. Mr. Teague’s additional 2018 award, as well as all awards for Messrs. Simões and Granmayeh, vest in equal one-third increments upon FID and the two anniversaries thereof.	Vests in increments, with 25% of the award allocable to any Phase vesting on each of the first four anniversaries of the date on which a notice to proceed or similar action or authorization is issued and delivered by Driftwood LNG LLC under an EPC contract with Bechtel to commence work on the applicable Phase of the Driftwood terminal (each, an “NTP Date”).	Once the stock price target for a tranche is achieved, the bonus amount attributable to that tranche (i.e., one-fourth of the total award) vests in 12 substantially equal monthly installments beginning on the later of (i) the first month following achievement of the stock price target or (ii) June 7, 2021, subject to continued employment through each vesting date.	Time-vested options are now fully vested. Performance-vested options granted to our Executive Chairman vest upon meeting certain stock price performance hurdles and continuous employment conditions.
Settlement	Upon vesting, shares of FID restricted stock are no longer subject to forfeiture or transfer restrictions. Mr. Simões’s FID cash award may be settled in cash or stock.	Upon vesting, payable in cash within 30 days of the applicable vesting date.	Generally paid in cash within 30 days of the applicable vesting date, although the Company may choose to settle some or all the award with stock issued under its stockholder-approved equity incentive plan.	Exercisable into shares of common stock.
Termination of services; change of control	Treatment of the awards in connection with a termination of services and upon a “change of control” is described under the heading “Potential Payments upon Termination or Change of Control.”	Treatment of the awards in connection with a termination of services and upon a “change of control” is described under the heading “Potential Payments upon Termination or Change of Control.”	Treatment of the awards in connection with a termination of services and upon a “change of control” is described under the heading “Potential Payments upon Termination or Change of Control.”	Treatment of the awards in connection with a termination of services and upon a “change of control” is described under the heading “Potential Payments upon Termination or Change of Control.”
Other terms	Dividends, if any, on FID restricted stock would be accrued and paid solely when and if the related restricted stock vests. To date, no dividends have been accrued.	Each award expires on the 10-year anniversary of the grant date (the “Expiration Date”). If the NTP Date for any Phase does not occur by the Expiration Date, entitlement to the award allocated to such Phase will be forfeited without any right to compensation.		All unexercised options expire upon the tenth anniversary of the grant date.

Legacy Awards with Stock Price Performance Targets Achieved in 2021

Performance-Based Cash Incentives

We granted certain performance-based retention awards to certain of our NEOs in 2020 that are earned based on achievement of various 10-day average closing stock price targets. In 2021, the stock price targets with respect to certain of those awards were achieved, as set forth in the following table:

NEO	$2.25 Tranche	$3.25 Tranche	$4.25 Tranche	Total Amount Based on Stock Price Achievement in 2021

L. Kian Granmayeh	$100,000	$100,000	$100,000	$300,000
Daniel A. Belhumeur	$112,500	$112,500	$112,500	$337,500
Khaled A. Sharafeldin	$81,250	$81,250	$81,250	$243,750

The bonus amounts attributable to the tranches above vest in 12 substantially equal monthly installments beginning on the later of (i) the first month following achievement of the stock price target or (ii) June 7, 2021, subject to continued employment through each vesting date. As a result, the bonus amounts set forth above have been earned and paid in part in 2021, with the remainder to be earned and paid in 2022 subject to continued employment.

Executive Chairman Option Grant

On December 15, 2020, Mr. Souki was awarded a stock option grant covering 10,000,000 shares of Tellurian common stock. The stock option is divided into three equal one-third tranches having tiered exercise prices of $3.50, $4.50, and $5.50 per share, respectively, for each tranche, as compared to the $1.27 closing price of our common stock on the date of grant. Each tranche will become exercisable, if at all, on the first date on which (i) Tellurian common stock has closed at a price equal to or in excess of the applicable exercise price for such tranche for 10 consecutive trading days and (ii) Mr. Souki has satisfied the continuous service requirement for that particular tranche (the service requirement is one year, two year, and three years, respectively, of employment or other service for the $3.50, $4.50, and $5.50 tranches, respectively). The stock price target for the $3.50 tranche was achieved in 2021, and the $3.50 tranche vested and became exercisable on December 15, 2021, based on Mr. Souki’s continued employment through such date. In addition, the stock price targets for the $4.50 and $5.50 tranches were achieved in April 2022.

Outstanding Legacy Incentive Awards

A full listing of the FID restricted stock and stock options held by our NEOs is set forth in the section below entitled “Outstanding Equity Awards at December 31, 2021.” In addition, certain of our executives have the ability to earn the following cash incentive awards under the Driftwood Incentive Program in respect of each Phase of the Driftwood terminal:

NEO	Phase 1	Phase 2	Phase 3	Phase 4	Total Driftwood Incentive Program Award(1)

R. Keith Teague	$8,000,000	$4,000,000	$4,000,000	$4,000,000	$20,000,000
Daniel A. Belhumeur	$6,000,000	$3,000,000	$3,000,000	$3,000,000	$15,000,000
Khaled A. Sharafeldin	$1,800,000	$900,000	$900,000	$900,000	$4,500,000

(1)	Driftwood Incentive Program awards payable in any year will offset long-term awards under the ICP made for such year.

Currently, Messrs. Souki, Simões and Granmayeh, who were not employees of Tellurian when the cash incentive awards in the table above were granted, do not participate in the Driftwood Incentive Program.

Benefits

Retirement and Other Benefits

Our NEOs are eligible to participate in Tellurian’s defined contribution 401(k) plan, the Tellurian Services LLC 401(k) Retirement Plan (the “401(k) Plan”), on the same basis as all other employees. Tellurian matches 100% of the first 6% of a participant’s compensation that is contributed by an eligible participant to the 401(k) Plan, subject to the applicable limits imposed by the Code. In addition to the 401(k) Plan, our NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, short and long-term disability, and supplemental life and accidental death and dismemberment insurance, in each case on the same basis as other employees (and subject to the terms of such plans and applicable law). NEOs are also eligible for vacation and other paid holidays that are generally available to Tellurian’s employees. We do not offer a defined benefit pension plan or a nonqualified deferred compensation plan or supplemental retirement plan to any of our employees or NEOs.

Employment, Severance and Change of Control Arrangements

On October 1, 2021, we entered into new employment agreements with Messrs. Souki and Simões that set forth their base compensation and provide for the annual and long-term targets that we have implemented through the ICP, as described above. In addition, the employment agreements contain restrictive covenants for the benefit of the Company (including perpetual confidentiality and intellectual property covenants, and a non-compete and non-solicit of employees and other business relations that each apply during employment and for 12 months thereafter) and provide for the payment of cash severance and certain other benefits in the event Mr. Souki or Mr. Simões is terminated without “cause” or resigns for “good reason.” Mr. Simões’s employment agreement also amends his FID restricted stock and FID cash awards to allow him to continue to vest in his awards post-termination if he remains employed through June 5, 2024.

We have also adopted executive and employee severance plans for the benefit of our other NEOs and certain additional members of our management team. The severance plans provide for the payment of cash severance and certain other benefits in the event a participant is terminated without cause. Participants in the severance plans are also subject to certain restrictive covenants for the benefit of the Company.

See “Potential Payments upon Termination or Change of Control—Summary of Severance Arrangements for NEOs” below for details on the severance benefits provided under the employment agreements and severance plans. The employment agreements and severance plans are designed to (i) establish up front the liability of the Company in the event of an involuntary termination of an NEO,

(ii) ensure the continued dedication and focus of our NEOs in the face of an actual or threatened change in control, (iii) provide an additional market-competitive compensation program that will attract and retain NEOs and other key individuals on whom our success depends, and (iv) secure certain restrictive covenants from individuals who could otherwise harm our business should they unreasonably compete with us following termination of employment.

Our NEOs are also eligible for accelerated and/or continued vesting of their long-term and retention incentive awards upon the occurrence of a change of control of Tellurian and/or certain termination events, also as explained in greater detail under the heading “Potential Payments upon Termination or Change of Control.”

Other Policies and Considerations

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines to further align the interests of our officers and non-employee directors with the interests of our stockholders and to foster sound corporate governance. Each officer and non-employee director is required to own shares of our common stock with a value equal to a minimum dollar amount, as follows:

Leadership Position	Value of Shares

Executive Chairman and CEO	5.0x annual base salary
NEOs (other than CEO or Executive Chairman) and Executive Vice Presidents	3.0x annual base salary
Non-Employee Members of the Board	3.0x annual Board retainer

All of our current NEOs were required to achieve the applicable level of ownership upon adoption of the guidelines, and any new officers will be required to achieve the applicable level of ownership within five years of their start date. All of our non-employee directors are required to achieve the applicable level of ownership within five years of joining the Board. Shares that count towards satisfaction of the guidelines include (i) shares owned outright by the officer or non-employee director, (ii) shares owned indirectly (e.g., by a spouse, trust, or controlled entity) and (iii) unvested restricted stock or RSUs. Unexercised stock options and ICP tracking units do not count towards satisfaction of the guidelines. Compliance with the guidelines is monitored once each year, as of June 30th. The value of a share will be measured annually on January 1 of each year and will be equal to the average closing price for December of the preceding year. Executive officers and non-employee directors who are subject to our stock ownership guidelines are required to hold 100% of the after-tax shares vested or acquired under equity awards granted by us until the ownership guidelines are satisfied. As of April 25, 2022, our NEOs and directors were in compliance with the guidelines.

Compensation Clawback Policy

We have adopted a compensation clawback policy pursuant to which cash and non-cash incentive compensation (e.g., cash bonuses, other cash incentives, and equity or equity-based incentives) approved, awarded, or granted on or after the effective date of the policy and received by a current or former executive officer within the 12-month period preceding the date of a material negative restatement of the Company’s financial statements are subject to clawback in the discretion of the Board or the Compensation Committee if such restatement is due to such current or former executive officer’s fraud or intentional misconduct (subject to applicable law and the requirements of the NYSE American).

Tax Considerations

In designing our compensation programs, we take into account the tax, accounting and disclosure rules associated with various forms of compensation, although the design of our programs is focused primarily on attracting and retaining the top talent in our industry and incentivizing those individuals to execute on the Company’s business strategy and to increase stockholder value.

Section 162(m) of the Code generally disallows publicly listed companies a tax deduction for compensation in excess of $1,000,000 paid to certain current and former executive officers (the “covered employees”). Generally, compensation in excess of $1,000,000 paid to each of the covered current and former executive officers will not be deductible by us. While the Compensation Committee considers the impact of Section 162(m) of the Code when designing and implementing our compensation programs, the Compensation Committee will continue to develop compensation programs that use a full range of criteria important to our success, recognizing that compensation paid under such programs may not be deductible under Section 162(m) of the Code. In the exercise of our business judgment, we continue to have the flexibility to award compensation that may not be tax-deductible if we determine that is appropriate.

Under Section 280G and Section 4999 of the Code, compensation that is granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to “excess parachute payments” and, to such extent, the compensation will be non-deductible by the Company and will be subject to a 20% excise tax payable by the executive. Our compensation arrangements do not provide for gross-ups for this excise tax.

Section 409A of the Code requires that nonqualified deferred compensation be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, the timing of payments and certain other matters. Failure to satisfy these requirements can expose our employees and other consultants to accelerated income tax liabilities and excise taxes and interest on their vested compensation under such plans. We design our compensation programs with the intent that they comply with or be exempt from Section 409A of the Code, although there is no guarantee that any particular element of compensation will, in fact, be so compliant or exempt. Our compensation arrangements do not provide for gross-ups for any excise taxes or interest that may be imposed under Section 409A of the Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the Compensation Committee of the Board of Directors,

Diana Derycz-Kessler (Chair)

Jean P. Abiteboul

Don A. Turkleson

Summary Compensation Table

The following table shows the compensation of the NEOs for the fiscal years ended December 31, 2021, December 31, 2020 and December 31, 2019.

Name and Principal Position	Year	Salary (1)	Bonus		Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation (2)	All Other Compen- sation (3)	Total

Charif Souki, Executive Chairman	2021	$1,200,000		$—	$—	$—	$18,982,005	$—	$20,182,005
	2020	$900,000		$—	$196,226	$7,033,333	$—	$—	$8,129,559
Octávio M.C. Simões, President and CEO	2021	$725,000	$		$—	$—	$7,603,751	$83,174	$8,411,925
	2020	$671,077		$—	$2,221,200	$—	$—	$8,469	$2,900,746
Keith Teague, Chief Operating Officer	2021	$580,000	$		$—	$—	$4,345,774	$26,059	$4,951,833
	2020	$515,000		$—	$192,417	$—	$—	$20,586	$728,003
	2019	$501,154		$—	$—	$—	$—	$25,900	$527,054
L. Kian Granmayeh, CFO	2021	$460,000	$		$—	$—	$3,746,649	$19,435	$4,226,084
	2020	$352,462		$—	$484,000	$—	$—	$15,754	$852,215
Daniel A. Belhumeur, General Counsel	2021	$460,000	$		$—	$—	$3,784,149	$21,995	$4,266,144
	2020	$412,000		$—	$192,417	$—	$—	$16,863	$621,280
	2019	$400,923		$—	$—	$—	$—	$22,067	$422,990
Khaled A. Sharafeldin, CAO	2021	$412,000		$—	$—	$—	$2,480,281	$21,361	$2,913,642
	2020	$400,000		$—	$223,204	$—	$—	$16,369	$639,573
	2019	$350,808		$—	$—	$—	$—	$21,974	$372,782

(1)	In January 26, 2021, the Board, upon the recommendation of the Compensation Committee, approved base salary increases for the following NEOs effective as of January 1, 2021: Mr. Teague from $515,000 to $580,000, Mr. Granmayeh from $380,000 to $460,000, Mr. Belhumeur from $412,000 to $460,000, and Mr. Sharafeldin from $400,000 to $412,000. On January 6, 2022, the Compensation Committee approved base salary increases for the following NEOs effective as of January 1, 2022: Mr. Simões from $725,000 to $1,000,000, Mr. Teague from $580,000 to $750,000, Mr. Granmayeh from $460,000 to $500,000, Mr. Belhumeur from $460,000 to $500,000, and Mr. Sharafeldin from $412,000 to $440,000.

(2)	Includes long-term awards under the Incentive Compensation Program granted in 2022 for performance in 2021, as follows: $15,382,005 to Mr. Souki, $5,947,813 to Mr. Simões, $3,330,774 to Mr. Teague, $2,641,649 to Mr. Granmayeh, $2,641,649 to Mr. Belhumeur, and $1,577,331 to Mr. Sharafeldin. The long-term awards were granted on January 13, 2022 and valued based on the $3.38 closing price of our common stock on January 12, 2022. Approximately one-third of the long-term awards vest immediately upon grant. In addition, includes short-term awards under the Incentive Compensation Program paid in 2022 for performance in 2021, as follows: $3,600,000 to Mr. Souki, $1,655,938 to Mr. Simões, $1,015,000 to Mr. Teague, $805,000 to Mr. Granmayeh, $805,000 to Mr. Belhumeur, and $659,200 to Mr. Sharafeldin. Lastly, includes performance-based cash retention awards of $300,000, $337,500 and $243,750 to Messrs. Granmayeh, Belhumeur and Sharafeldin, respectively, for the achievement of the $2.25, $3.25 and $4.25 10-day average closing stock price targets in 2021.

(3)	The amounts entitled “All Other Compensation” for 2021 are detailed in the following table:

Name	Premiums for Life and Disability Insurance Plans (1)	Company Contributions to 401(k) Plans (2)	Other Perquisites (3)	Total

Charif Souki (4)	$—	$—	$—	$—
Octávio M.C. Simões	$12,904	$17,400	$52,870	$83,174
R. Keith Teague	$8,659	$17,400	$—	$26,059
L. Kian Granmayeh	$4,935	$14,500	$—	$19,435
Daniel A. Belhumeur	$4,595	$17,400	$—	$21,995
Khaled A. Sharafeldin	$5,223	$16,138	$—	$21,361

(1)	Composed of premiums for life and disability insurance.

(2)	Composed of the value of the Company match in connection with the Company’s 401(k) defined contribution plan.

(3)	The other perquisites amount for Mr. Simões includes lodging expenses for a leased apartment (including cleaning services) in Houston, Texas, and commuting expenses on commercial airlines between his permanent residence in California and the Company’s corporate office in Houston, Texas.

On June 4, 2021, Mr. Simões (i) entered into a one-year lease agreement for an apartment in Houston, Texas, for use by Mr. Simões while he is serving as an officer of the Company and (ii) transferred the lease agreement to one of the Company’s subsidiaries. The lease agreement provides for monthly lease payments of $5,610 beginning on July 1, 2021 and ending on June 30, 2022.

(4)	The Company has an agreement with Sentient Jet, LLC for business travel purposes. On business trips, Mr. Souki was occasionally accompanied by guests. The other perquisites amount for Mr. Souki does not include (i) the aggregate incremental cost to the Company associated with the additional passengers on such trips, which incremental cost was less than $10,000 in the aggregate, or (ii) approximately $1,054,056 in travel and lodging expenses associated with various business trips to Houston, Texas, throughout 2021.

Grants of Plan-Based Awards

The following table summarizes grants of awards to the NEOs during the fiscal year ended December 31, 2021, and possible future payouts pursuant to those awards.

Name	Grant date		Estimated future payouts under non-equity incentive plan awards (1)
			Threshold ($)	Target ($)	Maximum ($)

Charif Souki	1/14/2022	(1)	$—	$1,800,000	$3,600,000
	1/13/2022	(2)	N/A	N/A	N/A
Octávio M.C. Simões	1/14/2022	(1)	$—	$906,250	$1,655,938
	1/13/2022	(2)	N/A	N/A	N/A
R. Keith Teague	1/14/2022	(1)	$—	$580,000	$1,015,000
	1/13/2022	(2)	$—	1,740,000	$3,480,000
L. Kian Granmayeh	1/14/2022	(1)	$—	460,000	$805,000
	1/13/2022	(2)	$—	$1,380,000	$2,760,000
Daniel A. Belhumeur	1/14/2022	(1)	$—	460,000	$805,000
	1/13/2022	(2)	$—	$1,380,000	$2,760,000
Khaled A. Sharafeldin	1/14/2022	(1)	$—	412,000	$659,200
	1/13/2022	(2)	$—	$824,000	$1,648,000

(1)	Represents the target and maximum values of short-term awards under the Incentive Compensation Program for performance in 2021.

(2)	Represents the target and maximum values of long-term awards under the Incentive Compensation Program for performance in 2021.

Outstanding Equity Awards at December 31, 2021

The following table summarizes information regarding unexercised options, stock that has not vested and equity incentive plan awards outstanding as of December 31, 2021 for each of the NEOs.

Name	Option Awards					Stock Awards
	Number of securities underlying un- exercised options (#) Exercisable	Number of securities underlying un- exercised options (#) Un-exercisable	Equity incentive plan awards: Number of securities underlying un- exercised unearned options (#)	Option exercise price ($)	Option expiration date	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (2)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (3)

Charif Souki	3,333,333 (1)		—	$3.50	12/14/2025	—	$ —
	—		3,333,333 (1)	$4.50	12/14/2025	—	$ —
	—		3,333,334 (1)	$5.50	12/14/2025	—	$ —
Octávio M.C. Simões	—	—	—	—	—	2,000,000	$6,160,000

Name	Option Awards					Stock Awards
	Number of securities underlying un- exercised options (#) Exercisable	Number of securities underlying un- exercised options (#) Un-exercisable	Equity incentive plan awards: Number of securities underlying un- exercised unearned options (#)	Option exercise price ($)	Option expiration date	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (2)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (3)

R. Keith Teague	90,000	—	—	$10.32	10/16/2027	3,750,000	$11,550,000
L. Kian Granmayeh	—	—	—	—	—	425,058	$1,309,179
Daniel A. Belhumeur	80,000	—	—	$10.32	10/16/2027	1,170,000	$3,603,600
Khaled A. Sharafeldin	58,000	—	__	$10.32	10/16/2027	526,500	$1,621,620

(1)	Options granted to Mr. Souki as Executive Chairman on December 15, 2020 have a five-year term and vest in three substantially equal tranches, generally subject to his continued employment or other service with the Company. The first tranche vested on December 15, 2021. The second tranche vests on the later of (i) December 15, 2022 and (ii) the Company achieving 10 consecutive trading days at or above a closing stock price of $4.50. The third tranche vests on the later of (i) December 15, 2023 and (ii) the Company achieving 10 consecutive trading days at or above a closing stock price of $5.50.

(2)	This column represents awards of restricted shares or RSUs of Tellurian stock. All such restricted share and RSU FID awards will vest in full upon FID, except for the restricted shares and RSUs granted to Messrs. Simões and Granmayeh, respectively, and 500,000 of the restricted shares granted to Mr. Teague. The 2,000,000 restricted shares granted to Mr. Simões will vest as follows: (i) 666,666 of such restricted shares will vest upon each of FID and the first anniversary of FID and (ii) 666,668 of such restricted shares will vest on the second anniversary of FID. The 425,058 RSUs to Mr. Granmayeh will vest as follows: (i) 141,685 of such RSUs will vest upon FID, (ii) 141,686 of such RSUs will vest on the first anniversary of FID, and (iii) 141,687 of such RSUs will vest on the second anniversary of FID. The 500,000 restricted shares granted to Mr. Teague that will not vest in full upon FID will vest as follows: (i) 166,666 of such restricted shares will vest upon FID and (ii) 166,667 of such restricted shares will vest on each of the first and second anniversaries of FID.

(3)	Market or payout value based on the $3.08 closing price of Tellurian common stock on the NYSE American on December 31, 2021.

Option Exercises and Stock Vested

The following table sets forth the aggregate dollar value realized by the NEOs upon the vesting of stock awards during the fiscal year ended December 31, 2021. The NEOs did not exercise any stock options during the fiscal year ended December 31, 2021.

Name	Stock awards
	Number of shares acquired on vesting (#)		Value realized on vesting ($)

Charif Souki	62,893	(1)	$ 232,391
Octávio M.C. Simões	40,000	(2)	$ 93,600
R. Keith Teague	137,743	(3)	$ 435,356
L. Kian Granmayeh	32,715	(3)	$ 78,876
Daniel A. Belhumeur	137,743	(3)	$ 435,356
Khaled A. Sharafeldin	159,781	(3)	$ 505,010

(1)	Reflects vesting of non-employee director restricted stock awards on March 10, 2021 and June 10, 2021. The value realized is based on the closing prices of Tellurian common stock on those dates ($2.54 and $4.85, respectively).

(2)	Reflects the vesting on March 31, 2021 of shares of restricted stock granted to Mr. Simões in 2019 when he was a contractor. The value realized is based on the $2.34 closing price of Tellurian common stock on March 31, 2021.

(3)	Reflects (i) the monthly vesting throughout 2021 of RSUs awarded in August 2020 to Messrs. Teague, Belhumeur, and Sharafeldin as retention awards and (ii) the monthly vesting throughout 2021 of RSUs granted to Mr. Granmayeh in March 2020 as a discretionary bonus with respect to performance for the fiscal year ended December 31, 2019. The value realized is based on the closing price of Tellurian common stock on the relevant monthly vesting dates (or the closest preceding trading day if the vesting date occurred on a non-trading day).

Potential Payments upon Termination or Change of Control

Summary of Severance Arrangements for NEOs

As described above, we have entered into employment agreements with our Executive Chairman and CEO that provide certain severance benefits upon various types of termination of employment. In addition, we have adopted the executive and employee severance plans (effective January 6, 2022 and January 1, 2022, respectively), which provide for certain severance and “change of control” benefits to our NEOs other than Messrs. Souki and Simões. The following chart sets forth the effect of various types of terminations under the executive employment agreements and under the severance plans.

Death or Disability	Termination without Cause	Resignation with Good Reason	Termination without Cause or Resignation with Good Reason Following a Change of Control*

Executive Chairman Employment Agreement and CEO Employment Agreement
Earned but unpaid annual short-term compensation under the ICP with respect to the year prior to the year in which termination occurs, payable in a lump sum sixty (60) days following termination (the “Unpaid Prior Year STI”).

Two (2) times the sum of base salary and target short-term compensation under the ICP, paid in installments over twelve (12) months.

Unpaid Prior Year STI.

Subject to the achievement of the applicable performance goals, pro-rated short-term compensation under the ICP for the year of termination (the “Pro-Rata STI”).

		Same as upon termination without “cause.”	Three (3) times the sum of base salary and target short-term compensation under the ICP, paid in a lump sum sixty (60) days following termination. Unpaid Prior Year STI. Pro-Rata STI.
Executive Severance Plan (NEOs other than the Executive Chairman, CEO, and CAO) and Employee Severance Plan (CAO)

None.

Twelve (12) months of base salary (six (6) months of base salary for our CAO), paid in installments over the severance period.

Unpaid Prior Year STI.

Target short-term compensation (or pro-rated target short-term compensation for our CAO) under the ICP for the year of

None.

Two (2) times base salary (one (1) times base salary for our CAO), paid in a lump sum within sixty (60) days following termination.

Unpaid Prior Year STI.

Two (2) times (one (1) times for our CAO) target short-term compensation under the ICP for the year of termination, paid in a

Death or Disability	Termination without Cause	Resignation with Good Reason	Termination without Cause or Resignation with Good Reason Following a Change of Control*

termination, paid in a lump sum within sixty (60) days following termination.

Consolidated Omnibus Budget Reconciliation Act (“COBRA”) subsidy for up to twelve (12) months (six (6) months for our CAO).

Outplacement services for twelve (12) months (six (6) months for our CAO).

lump sum within sixty (60) days following termination.

COBRA subsidy for up to eighteen (18) months (six (6) months for our CAO).

Outplacement services for eighteen (18) months (six (6) months for our CAO).

*	Enhanced benefits in connection with a “change of control” only apply in the following circumstances: (i) under Messrs. Souki and Simões’s employment agreements, on a termination without “cause” or resignation for “good reason” upon or within 12 months following a “change of control”; (ii) under the executive severance plan, on a termination without “cause” or resignation for “good reason” upon or within two years following a “change of control”; and (iii) under the employee severance plan (for our CAO), on a termination without “cause” upon or within one year following a “change of control.”

Summary of Termination and Change of Control Benefits for NEOs under Long-term Incentive and Equity Incentive Awards

In addition to the severance benefits provided by our employment agreements with Messrs. Souki and Simões and under our executive and employee severance plans, certain of our long-term incentive or equity incentive awards contain specialized vesting provisions applicable in the event of a termination of employment or a “change of control.” The following chart sets forth the effect of (i) various types of terminations and (ii) a “change of control” under our long-term cash and equity incentive awards issued to our NEOs.

Disability	Death	Termination without Cause	Change of Control

Driftwood Incentive Program

Full vesting of any portion of any Driftwood Incentive Program award allocated to any Phase for which the applicable NTP Date has occurred as of the date of such termination or within one year thereafter.

Any portion of a Driftwood Incentive Program award that does not vest in accordance with these terms will be forfeited on the first anniversary of the date of termination of service.

Upon death before the occurrence of the NTP Date of a particular Phase, any portion of the Driftwood Incentive Program award allocated to such Phase will remain outstanding and eligible to become fully vested, subject to the occurrence of the applicable NTP Date before the Expiration Date.

Upon death on or after the occurrence of the NTP Date for a particular Phase, any unvested portion of an award allocated to such Phase will vest in full as of the date of such termination of service.

Upon a “termination without cause” (which would include for each of our NEOs with a Driftwood Incentive Program award other than our CAO certain terminations by the NEO) before, on or after the NTP Date for a particular Phase, any unvested portion of a Driftwood Incentive Program award allocated to such Phase will remain outstanding and eligible to vest in accordance with the regular vesting schedule (subject to the occurrence of the NTP Date on or before the Expiration Date).

Continued vesting is subject to (i) compliance of the NEO with any restrictive covenants to which

Upon the occurrence of a “change of control,” any unvested portion of any Driftwood Incentive Program award granted to our NEOs (other than our CAO) will fully vest as of the date of the “change of control” if either (i) the applicable NEO has not experienced a termination of service prior to the “change of control” or (ii) subject to a release of claims and compliance with restrictive covenants, there has been a “termination without cause” within six months prior to the date of the “change of control.”

Our CAO’s Driftwood Incentive Program award will only vest in

Disability	Death	Termination without Cause	Change of Control

he or she is subject, and (ii) the NEO’s execution of a release of claims.

connection with a “change of control” if our CAO incurs a termination without “cause” during the 12-month period following a “change of control,” subject to his continued compliance with restrictive covenants and a release of claims.

Chief Operating Officer FID Award
Full vesting upon the date of such termination (subject to continued compliance with confidentiality obligations and restrictive covenants).	Full vesting upon the date of such termination.

Upon termination without “cause” before the FID date, any unvested portion of the award remains outstanding for five years following the date of termination, subject to his continued compliance with all confidentiality obligations and restrictive covenants and execution of a general release of claims.

Upon termination without “cause” on or after the FID date, any unvested portion of the award remains outstanding and vests in accordance with the regular vesting schedule, subject to his continued compliance with all confidentiality obligations and restrictive covenants and execution of a general release of claims.

Upon the occurrence of a “change of control,” any unvested shares of restricted stock remain outstanding and continue to be subject to vesting upon the occurrence of FID, provided that any unvested shares of restricted stock fully vest upon a termination without cause or upon death or disability within twelve (12) months following a “change of control,” subject to continued compliance with confidentiality obligations and restrictive covenants and the execution of a release of claims.
FID Restricted Stock Awards (Amended and Restated Tellurian Investments 2016 Omnibus Incentive Plan)
Any unvested shares of restricted stock remain outstanding and continue to be subject to vesting upon the occurrence of FID, and subject to Compensation Committee discretion to accelerate vesting following termination.	Same as upon disability.	Same as upon disability.	Upon the occurrence of a “change of control,” any unvested shares of restricted stock remain outstanding and continue to be subject to vesting upon the occurrence of FID, provided that any unvested shares of restricted stock fully vest upon a termination without cause or upon death or disability within twelve (12) months following a “change of control,” subject to continued compliance with confidentiality obligations and restrictive covenants and the execution of a release of claims.
Performance-Based Retention Awards

Unvested awards are forfeited unless the Board otherwise allows for continued vesting in its sole discretion, in which case such continued vesting shall be subject	Same as upon disability (release not required).	Same as upon disability.	Unvested awards for which the performance target has not yet been achieved shall have performance measured based on the “change of control” price of

Disability	Death	Termination without Cause	Change of Control

to continued compliance with confidentiality obligations and restrictive covenants and the execution of a release of claims.

the Company’s stock, and shall be entitled to vest if the “change of control” stock price meets the applicable hurdle(s). Any portion of the unvested award for which the hurdle is not met shall be forfeited.

Unvested awards for which the performance hurdle has been achieved shall vest in full upon the “change of control.”

CEO FID Restricted Stock and FID Cash Incentive Awards
Any unvested portion of the award shall continue to vest upon FID and on the scheduled anniversaries thereof without regard to continued employment, subject to compliance with confidentiality agreements and restrictive covenants and the execution of a general release of claims.	Same as upon disability (release not required).	Same as upon disability.	Upon the occurrence of a “change of control,” any unvested portion of the award shall continue to vest upon FID and on the scheduled anniversaries thereof, but the Board has the discretion to accelerate the vesting of all or any portion of the cash award. Any unvested shares of restricted stock fully vest upon a termination without cause within twelve (12) months following a “change of control,” subject to continued compliance with confidentiality obligations and restrictive covenants and the execution of a release of claims
CFO FID RSUs
If disability occurs prior to FID, the RSUs are forfeited. If disability occurs after FID, the award continues to vest without regard to continued employment, subject to compliance with confidentiality agreements and restrictive covenants and the execution of a general release of claims.	If death occurs prior to FID, the RSUs remain outstanding and will become 100% vested upon FID. If death occurs after FID, unvested RSUs will immediately vest in full.	Same as upon disability.	Upon termination without “cause” within one (1) year following a “change of control,” any unvested RSUs shall vest in full, subject to compliance with confidentiality agreements and restrictive covenants and the execution of a general release of claims.
ICP Tracking Units

Any vested and unpaid tracking units will be paid as if the participant remained employed through the date of payment. Any unvested tracking units will remain eligible to vest and be paid following such termination of employment as if the participant remained employed through the applicable vesting dates, subject to compliance with confidentiality	Same as upon disability.	Same as upon disability. The same treatment applies to the tracking units upon resignation with “good reason.”	No accelerated vesting.

Disability	Death	Termination without Cause	Change of Control

agreements and restrictive covenants and the execution of a general release of claims.

Estimated Termination and Change of Control Benefits

The following table quantifies the dollar value of benefits that would have been received by the NEOs in the event of a “change of control” and/or had they experienced a termination of employment under various circumstances as of December 31, 2021. The table assumes that payments and benefits are not reduced to avoid application of the golden parachute provisions of Section 280G and 4999 of the Code.

Name	Cash Severance (1)	Outstanding Unvested Options (2)	Outstanding Driftwood Construction Incentive Program (3)	Outstanding Performance- Based Retention Award (4)	Outstanding Restricted Stock / RSUs (5)	Long-term Cash- Denominated Incentive Awards (6)	Total

Charif Souki
Retirement	—	—	—	—	—	—	—
Death, Disability	—	—	—	—	—	—	—
Termination without Cause	$6,453,699	—	—	—	—	—	$6,453,699
Termination for Good Reason	$6,453,699	—	—	—	—	—	$6,453,699
Change of Control without Termination	—	—	—	—	—	—	—
Termination in connection with a Change of Control	$9,453,699	—	—	—	—	—	$9,453,699
Octávio M.C. Simões
Retirement	—	—	—	—	—	—	—
Death, Disability	—	—	—	—	$6,160,000	$5,000,000	$11,160,000
Termination without Cause	$4,168,750	—	—	—	$6,160,000	$5,000,000	$15,328,750
Termination for Good Reason	$4,168,750	—	—	—	—	—	$4,168,750
Change of Control without Termination	—	—	—	—	$6,160,000	$5,000,000	$11,160,000
Termination in connection with a Change of Control	$5,800,000	—	—	—	$6,160,000	$5,000,000	$16,960,000
R. Keith Teague
Retirement	—	—	—	—	—	—	—
Death, Disability	—	—	—	—	$11,550,000	—	$11,550,000
Termination without Cause	—	—	—	—	$11,550,000	—	$11,550,000
Termination for Good Reason	—	—	—	—	—	—	—
Change of Control without Termination	—	—	$20,000,000	—	$11,550,000	—	$31,550,000
Termination in connection with a Change of Control	—	—	$20,000,000	—	$11,550,000	—	$31,550,000
L. Kian Granmayeh
Retirement	—	—	—	—	—	—	—
Death, Disability	—	—	—	—	$1,309,179	—	$1,309,179
Termination without Cause	—	—	—	—	$1,309,179	—	$1,309,179
Termination for Good Reason	—	—	—	—	—	—	—
Change of Control without Termination	—	—	—	$133,333	$1,309,179	—	$1,442,512
Termination in connection with a Change of Control	—	—	—	$133,333	$1,309,179	—	$1,442,512

Name	Cash Severance (1)	Outstanding Unvested Options (2)	Outstanding Driftwood Construction Incentive Program (3)	Outstanding Performance- Based Retention Award (4)	Outstanding Restricted Stock / RSUs (5)	Long-term Cash- Denominated Incentive Awards (6)	Total

Daniel A. Belhumeur
Retirement	—	—	—	—	—	—	—
Death, Disability	—	—	—	—	$3,603,600	—	$3,603,600
Termination without Cause	—	—	—	—	$3,603,600	—	$3,603,600
Termination for Good Reason	—	—	—	—	—	—	—
Change of Control without Termination	—	—	$15,000,000	$150,000	$3,603,600	—	$18,753,600
Termination in connection with a Change of Control	—	—	$15,000,000	$150,000	$3,603,600	—	$18,753,600
Khaled A. Sharafeldin
Retirement	—	—	—	—	—	—	—
Death, Disability	—	—	—	—	$1,621,620	—	$1,621,620
Termination without Cause	—	—	—	—	$1,621,620	—	$1,621,620
Termination for Good Reason	—	—	—	—	—	—	—
Change of Control without Termination	—	—	—	$108,333	$1,621,620	—	$1,729,953
Termination in connection with a Change of Control	—	—	$4,500,000	$108,333	$1,621,620	—	$6,229,953

(1)	In the event of a termination without “cause” or a resignation for “good reason,” in each case not during a “change of control protection period” (i.e., the period beginning on the occurrence of a “change of control” and ending 12 months thereafter), the employment agreements with Messrs. Souki and Simões provide for a cash severance payment equal to (i) subject to the satisfaction of the applicable performance goals for the applicable calendar year in which the termination occurs, the discretionary annual cash bonus, if any, in respect of such calendar year had the applicable NEO remained employed in good standing with the Company through the payment date, pro-rated for the number of days during the calendar year of termination that the applicable NEO was employed by the Company (the “Pro-Rata Bonus”) plus (ii) two (2) times the sum of the applicable NEO’s aggregate base salary and target short-term compensation as of December 31, 2021. In the event of a termination without “cause” or a resignation for “good reason,” in each case during a change of control protection period, the employment agreements with Messrs. Souki and Simões provide for a cash severance payment equal to (i) the Pro-Rata Bonus plus (ii) three (3) times the sum of the applicable NEO’s aggregate base salary and target short-term compensation as of December 31, 2021.

Tellurian’s severance plans were not yet effective on December 31, 2021, and we have therefore not included any cash severance amounts in the table above for Mr. Teague, Mr. Granmayeh, Mr. Belhumeur or Mr. Sharafeldin. Had the executive severance plan been effective on December 31, 2021, Messrs. Teague, Granmayeh and Belhumeur would have received (i) cash severance payments of $1,160,000, $920,000 and $920,000 plus Company-paid COBRA benefits and outplacement services valued at $16,498, $16,694 and $16,694, respectively, in the event of a termination without “cause” or a resignation for “good reason,” in each case not during a change of control protection period, and (ii) cash severance payments of $2,320,000, $1,840,000 and $1,840,000 plus Company-paid COBRA benefits and outplacement services valued at $24,747, $25,041 and $25,041, respectively, in the event of a termination without “cause” or a resignation for “good reason,” in each case during a change of control protection period. Had the employee severance plan been effective on December 31, 2021, Mr. Sharafeldin would have received (i) a cash severance payment of $618,000 plus Company-paid COBRA benefits and outplacement services valued at $12,529 in the event of a termination without “cause” not during a change of control protection period and (ii) a cash severance payment of $824,000 plus Company-paid COBRA benefits and outplacement services valued at $12,529 in the event of a termination without “cause” during a change of control protection period.

(2)	All outstanding and unvested options held by our NEOs had an exercise price greater than the closing price of Tellurian common stock as of December 31, 2021 and the NEOs would, therefore, not be entitled to any payments with respect to their outstanding options upon the occurrence of a “change of control” or upon termination of employment for any reason as of December 31, 2021.

(3)	In the event of a “change of control,” the Driftwood Incentive Program awards granted to Messrs. Teague and Belhumeur would fully vest and become payable, and the Driftwood Incentive Program awards granted to Mr. Sharafeldin would fully vest and become payable upon certain terminations of employment on or within 12 months following the “change of control.” Upon a “termination without cause” on or after the NTP Date for a particular Phase, any unvested portion of a Driftwood Incentive Program award allocated to such Phase will remain outstanding and eligible to vest in accordance with the regular vesting schedule. No NTP Dates have occurred as of December 31, 2021 and, therefore, none of the NEOs have been entitled to any payments under their Driftwood Incentive Program awards solely upon a termination for any reason on December 31, 2021. However, in the event that an NTP Date were to occur following certain terminations of employment, the NEOs would be eligible to earn payments with respect to the applicable Phase under their Driftwood Incentive Program awards. If all of the NTP Dates had occurred as of December 31, 2021, our NEOs would have received the full amount of their Driftwood Incentive Program awards (the value of which is reflected in the above table for a “Termination in connection with a Change of Control”) upon a termination of their employment due to death or “disability.” Our NEOs would also have received full payment of their Driftwood Incentive Program awards (with the same value) if all of the NTP Dates had occurred as of December 31, 2021 upon a “termination without cause” (which, for all of our NEOs except Mr. Sharafeldin, would include a termination by the NEO for good reason under certain circumstances), but the amounts would become vested and payable over time on the regularly scheduled vesting dates. For more information regarding the treatment of the Driftwood Incentive Program awards upon the occurrence of a “change of control” or upon a termination of employment, see the chart above under the heading “Potential Payments upon Termination or Change of Control—Summary of Termination and Change of Control Benefits.”

(4)	Amounts in this column represent performance-based retention awards that are earned but unpaid as of December 31, 2021.

(5)	Amounts are based on the value of all unvested shares of restricted stock and all unvested RSUs on December 31, 2021 and are calculated using the $3.08 closing price of Tellurian common stock on the NYSE American on December 31, 2021. Contractual provisions vary among the different restricted stock and RSU grants and in some cases provide that awards will remain outstanding and vest only if FID occurs; immediate accelerated vesting is generally permissive and not mandatory under most scenarios. The amounts set forth in the table, therefore, represent the maximum value of potential accelerated vesting as of December 31, 2021 and should not be viewed as indicative of the actual vesting that would occur in most scenarios. See “Summary of Termination and Change of Control Benefits” for additional details.

(6)	Amounts in this column reflect the FID cash incentive award for Mr. Simões.

Non-Employee Director Compensation

Our non-employee director compensation program is intended to attract and retain highly qualified individuals to serve on our Board and provide leadership on strategic initiatives that are critical to growing our business and increasing stockholder value. For the fiscal year ended December 31, 2021, each of our non-employee directors received restricted stock awards under the Amended and Restated Tellurian Inc. 2016 Omnibus Incentive Compensation Plan (the “Tellurian 2016 Plan”) with an intended value of $200,000 for directors expected to serve for a full one-year period, or a prorated portion of $200,000 for directors expected to serve for less than a full one-year period. The restricted stock vests in substantially equal quarterly installments over a one-year period following the grant date, subject to the director’s continued service. Unvested shares of restricted stock become fully vested upon termination of service due to death or disability, or without cause or upon the occurrence of a “change of control.”

The Board believes that compensating directors with restricted stock awards is appropriate because it directly links our directors’ interests to those of our stockholders and also enables our directors to obtain meaningful ownership of our stock through their service on the Board. The Compensation Committee, which is responsible for recommending non-employee director compensation to the Board, reviews the competitiveness of our non-employee director compensation program on an annual basis. In connection with its reviews, the Compensation Committee considered peer company director compensation data compiled by Pearl Meyer. Following its reviews, the Compensation Committee determined that it was appropriate to continue to compensate non-employee directors using only restricted stock awards for 2021.

2021 Director Compensation Table

The table below summarizes the compensation paid to each of the directors listed therein. The compensation disclosure for Mr. Souki has been included in the Summary Compensation Table and related tables above.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation	Total

Martin J. Houston	$ —	$184,958	$ —	$184,958
Jean P. Abiteboul	$ —	$184,958	$ —	$184,958
James D. Bennett	$ —	$151,842	$ —	$151,842
Diana Derycz-Kessler	$ —	$184,958	$ —	$184,958
Dillon J. Ferguson	$ —	$184,958	$ —	$184,958
Jonathan S. Gross	$ —	$184,958	$ —	$184,958
Claire R. Harvey	$ —	$102,205	$ —	$102,205
Brooke A. Peterson	$ —	$184,958	$ —	$184,958
Don A. Turkleson	$ —	$184,958	$ —	$184,958

(1)	The amounts in this column represent the grant date fair value of (i) 37,593 shares of restricted stock granted to Ms. Derycz-Kessler and Messrs. Houston, Abiteboul, Ferguson, Gross, Peterson, and Turkleson on June 9, 2021, (ii) 45,326 shares of restricted stock granted to Mr. Bennett on September 22, 2021 and (iii) 33,955 shares of restricted stock granted to Ms. Harvey on December 15, 2021 as compensation for their service on the Board. The grant date fair value is calculated in accordance with FASB ASC Topic 718 by multiplying the number of shares of restricted stock issued on June 9, 2021, September 22, 2021 and December 15, 2021 by the $4.92, $3.35 and $3.01 closing prices of Tellurian common stock on those dates, respectively, and is, therefore, slightly different than the intended value of each grant as described in the narrative above. The assumptions used in determining the grant date fair values of these awards are set forth in Notes 1 and 14 to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC.

The number of shares of unvested restricted stock held as of December 31, 2021 by each non-employee director (other than Mr. Souki) for fiscal year 2021 is detailed in the following table:

Name	Unvested Shares of Restricted Stock

Martin J. Houston	18,797
Jean P. Abiteboul	18,797
James D. Bennett	31,746
Diana Derycz-Kessler	18,797
Dillon J. Ferguson	18,797
Jonathan S. Gross	18,797
Claire R. Harvey	33,955
Brooke A. Peterson	18,797
Don A. Turkleson	18,797

Following the end of fiscal year 2021, the Company entered into an independent contractor agreement with Mr. Houston. For more information, please refer to the discussion under “Certain Relationships and Related Party Transactions—Independent Contractor Agreement with Martin Houston.”

Pay Ratio Disclosure

The following disclosure provides the median of the annual total compensation for all of Tellurian’s employees (excluding our CEO), the annual total compensation of our CEO and the resulting ratio of the annual total compensation of our CEO to the median of the annual total compensation for all of Tellurian’s employees (excluding our CEO) for the fiscal year ended December 31, 2021:

	CEO Compensation	Median Employee Compensation

	$8,411,925	$437,214
Ratio of CEO pay to pay of median employee

As of December 31, 2021, our total population consisted of 107 employees (including our CEO). Our CEO to median employee pay ratio is a reasonable estimate calculated in accordance with Item 402(u) of Regulation S-K. We identified the median compensation employee as of December 31, 2021. To identify the median compensated employee, we used the aggregation of base salary or total wages (including overtime compensation) and target annual short-term incentive compensation (expressed as a percentage of salary or annualized total wages (including overtime compensation)). We used target short-term incentive compensation because it provides a normalized, consistent and more accurate representation of the pay distribution of our workforce when considering such individuals. We also annualized base salary and wages for those individuals not employed for a full year in 2021, where SEC rules permitted, for purposes of identifying our median employee, in recognition of the significant number of new hires who were employed and compensated for only part of 2021. We excluded three non-U.S. employees in Singapore, who accounted for all of the employees in that country and less than 5% of our total employee population from our analysis (which calculation is based on our total U.S. and non-U.S. employee populations as of December 31, 2021 of 98 and six, respectively). For purposes of calculating our pay ratio, compensation of the CEO and our median employee was determined by including employer retirement contributions and the value of certain insurance premiums.

Equity Compensation Plan Information

The following table provides information about our equity compensation plans as of December 31, 2021.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders:
Amended and Restated Tellurian Inc. 2016 Omnibus Incentive Compensation Plan	11,079,400	$5.07	1,958,160	(1)
Magellan Petroleum Corporation 2012 Omnibus Incentive Compensation Plan	49,998	$14.40	—
Magellan Petroleum Corporation 1998 Stock Incentive Plan	—	$ —	—
Equity compensation plans not approved by security holders	—	$ —	—
Total	11,129,398	$5.11	1,958,160

(1)	In determining the number of securities remaining available for future issuance under the Tellurian 2016 Plan, shares subject to awards of options or stock appreciation rights are counted as 0.4 shares for every share granted, and shares subject to other types of awards are counted as one share for every share granted. The 1,958,160 figure noted in the table above assumes that all future issuances under the Tellurian 2016 Plan are in the form of awards other than options or stock appreciation rights. If all future issuances under the Tellurian 2016 Plan were in the form of awards of options or stock appreciation rights, then there would be 4,895,401 securities remaining available for future issuance under the Tellurian 2016 Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company recognizes that transactions in which the Company participates and any of the Company’s directors, executive officers or substantial security holders have a direct or indirect material interest can present potential or actual conflicts of interest. The Audit Committee Charter requires the Audit Committee to review and approve any related party transaction for which disclosure would be required pursuant to Item 404 of Regulation S-K.

Set forth below is a description of all transactions between the Company and such related persons since January 1, 2021 that are required to be disclosed under Item 404 of Regulation S-K.

Cheniere Litigation

In July 2017, Tellurian Investments, Driftwood LNG LLC (“Driftwood LNG”), Martin Houston, and three other individuals were named as third-party defendants in a lawsuit filed in state court in Harris County, Texas, between Cheniere Energy, Inc. and one of its affiliates, on the one hand (in this section, collectively, “Cheniere”), and Parallax Enterprises and certain of its affiliates (not including Parallax Services LLC, now known as Tellurian Services LLC (“Tellurian Services”)) on the other hand (collectively, “Parallax”). In October 2017, Driftwood Pipeline LLC and Tellurian Services were also named by Cheniere as third-party defendants in the lawsuit. In April 2019, Charif Souki was also named by Cheniere as a third-party defendant in the lawsuit. Cheniere alleged that it entered into a note and a pledge agreement with Parallax. Cheniere claimed, among other things, that the third-party defendants tortiously interfered with the note and pledge agreement and aided in the fraudulent transfer of Parallax assets.

In December 2019, Cheniere dropped its claims against all the individuals named as third-party defendants in the lawsuit when it was first filed in July 2017 other than Mr. Houston. On January 30, 2020, Cheniere withdrew all claims it had asserted against the Company’s subsidiaries and directors, and all such claims were dismissed with prejudice.

In January 2020, a special committee of independent directors of the Company (the “Litigation Settlement Committee”) approved, and in March 2020 the Board approved (with Mr. Houston abstaining from the vote), the payment of reasonable attorneys’ fees and expenses guaranteed by Mr. Houston in connection with the lawsuit, as determined in the sole discretion of the Company and subject to certain conditions.

In July 2020, the Litigation Settlement Committee authorized the Company to enter into a Confidential Settlement, Indemnity, and Release Agreement between the Company, on the one hand, and Mr. Houston and Parallax, on the other hand (the “Release Agreement”). Among other things, the Release Agreement provided for (i) the payment of additional attorneys’ fees and expenses to Mr. Houston, (ii) the indemnification of Mr. Houston for losses associated with outstanding legal fees owed to certain law firms related to the Cheniere litigation, and (iii) the payment of any future legal fees in connection with a judicial proceeding or arbitration associated with the Cheniere litigation.

During the fiscal year ended December 31, 2021, the Company paid approximately $0.9 million to Mr. Houston for expenses he incurred in connection with the litigation. As of December 31, 2021, the Company had paid approximately $7.4 million to third parties to settle outstanding amounts incurred by Mr. Houston for reasonable attorneys’ fees and expenses, or to Mr. Houston for other expenses he incurred in connection with the litigation. As of December 31, 2021, no further amounts were owed to third parties or to Mr. Houston in connection with the litigation.

Tarek Souki Employment Agreement

Each U.K.-based employee, including Tarek Souki, the Executive Vice President of LNG Marketing and Trading of Tellurian, has an employment agreement with the Company or one of its subsidiaries. Tarek Souki is the son of Charif Souki. Tarek Souki’s employment agreement (the “T. Souki Employment Agreement”), dated as of August 5, 2016, as amended on February 8, 2017, with Tellurian LNG UK Ltd, then a wholly owned subsidiary of Tellurian Investments (“Tellurian UK”), provides for an annual base salary and an annual target bonus of 100% of Tarek Souki’s base salary, with a stretch target bonus of 150% of his base salary; however, these annual target bonus and stretch target bonus amounts were replaced in January 2022 with target and maximum awards with respect to short-term and long-term awards under the ICP, as discussed further below. The T. Souki Employment Agreement is terminable by either party upon six months’ written notice and by Tellurian UK for “Cause” (as defined in the T. Souki Employment Agreement). The T. Souki Employment Agreement does not have a fixed term and is continuously subject to termination under the terms of the agreement.

On July 28, 2020, the Board, upon the recommendation of the Compensation Committee, approved a grant to Tarek Souki of a performance-based cash retention award, with each tranche of each award vesting and payable in cash upon achievement of a 10-day average closing stock price target, in each case as set forth in the following table:

$2.25 Tranche	$3.25 Tranche	$4.25 Tranche	$5.25 Tranche	Total Performance- Based Retention Award

$100,000	$100,000	$100,000	$100,000	$400,000

As of December 31, 2021, each of the $2.25, $3.25 and $4.25 tranches of the performance-based cash retention award referenced above have vested. As prescribed by the payout schedule of the applicable award agreement, Tarek Souki received payments totaling $166,667 in 2021, and he will receive payments totaling $133,333 in 2022.

On January 26, 2021, the Board, upon recommendation of the Compensation Committee, approved, effective as of January 1, 2021, a fiscal 2021 base salary increase of £75,482 from £292,518 to £368,000 for Tarek Souki.

On January 6, 2022, Tarek Souki was made eligible to participate in the ICP. As a condition precedent to becoming a participant in the ICP, Tarek Souki agreed in writing to certain amendments to his outstanding restricted stock awards, which amendments standardize “double trigger” vesting treatment of such awards upon a change in control and expand and clarify the definition of “cause” consistent with the Driftwood Incentive Program. In connection with him being made eligible to participate in the ICP, the annual target bonus and stretch target bonus amounts pursuant to the T. Souki Employment Agreement were replaced with target and maximum awards with respect to short-term and long-term awards under the ICP. The target and maximum ICP short-term and long-term compensation for Tarek Souki for 2021 were as follows:

Target Short-term Compensation (As a Percentage of Base Salary)	Maximum Short- term Compensation (As a Percentage of Base Salary)	Target Long-term Compensation (As a Percentage of Base Salary)	Maximum Long- term Compensation (As a Percentage of Base Salary)

100%	175%	300%	600%

On January 6, 2022, the Compensation Committee approved, effective as of January 1, 2022, a fiscal 2022 base salary increase of £32,016 from £368,000 to £400,016 for Tarek Souki. In addition, he received a short-term award under the ICP of £587,650 for Company and individual performance in 2021. Tarek Souki also received a long-term award under the ICP in the amount of $2,415,000, which consisted of tracking units that mirror the value of Tellurian common stock and that vest and are settled in cash in three equal installments, with the first installment to be vested upon grant in 2022 and the remaining installments to vest in 2023 and 2024, contingent upon the continued employment of Tarek Souki.

Total Transactions

Pursuant to that certain Voting Agreement, dated as of January 3, 2017, as amended on July 10, 2019, by and among Tellurian, Tellurian Investments, Total Delaware, Inc. (“Total”), a Delaware corporation and subsidiary of TotalEnergies SE (formerly known as TOTAL S.A. and TOTAL SE), Charif Souki, the Souki Family 2016 Trust and Martin Houston (as amended, the “Total Voting Agreement”), Mr. Souki, the Souki Family 2016 Trust and Mr. Houston agreed, among other things, to vote all shares of Tellurian stock that they own in favor of the director nominee designated by Total for so long as Total owned not less than 10% of the outstanding shares of Tellurian common stock. As of March 17, 2021, Total beneficially owned approximately 9.4% of the outstanding shares of Tellurian common stock. Accordingly, the Total Voting Agreement terminated pursuant to its terms. During May 2021, Total’s beneficial ownership of the outstanding shares of Tellurian common stock dropped below 5% and then to 0%.

On July 12, 2021, Tellurian terminated that certain Common Stock Purchase Agreement dated April 3, 2019 between Tellurian and Total (the “CSPA”) pursuant to which Total had agreed to purchase, and Tellurian had agreed to issue and sell in a private placement to Total, 19,872,814 shares of Tellurian common stock in exchange for a cash purchase price of $10.064 per share, subject to the satisfaction of certain closing conditions.

Also on July 12, 2021, Driftwood Holdings LP, a Delaware limited partnership and wholly owned subsidiary of Tellurian (“Driftwood Holdings”), terminated that certain Equity Capital Contribution Agreement dated July 10, 2019 between Driftwood Holdings and Total (the “Contribution Agreement”). The Contribution Agreement principally governed the terms of Total’s proposed investment in Driftwood Holdings, subject to the satisfaction of certain closing conditions. As a result of the termination of the Contribution Agreement, (i) the counterparts of the Partnership Agreement, the LNG SPA, and the DOE Agreement (each as defined in the Contribution Agreement) that were executed and delivered into escrow by Total automatically terminated in accordance with the terms of the Contribution Agreement; and (ii) that certain LNG Sale and Purchase Agreement dated July 10, 2019 between Tellurian Trading UK Ltd, a wholly owned subsidiary of Tellurian (“Tellurian Trading”), and Total Gas & Power North America, Inc., an affiliate of Total (“Total Gas & Power”), pursuant to which Total Gas & Power had the right to purchase from Tellurian Trading approximately 1.5 mtpa of LNG on a free on board basis at prices based on the Platts Japan Korea Marker index price (the “TTUK SPA,” and together with the CSPA, Contribution Agreement, Partnership Agreement, LNG SPA, and DOE Agreement, the “Total Agreements”), automatically terminated in accordance with its terms.

The Total Agreements were terminated because they were not consistent with the commercial agreements that Driftwood LNG has reached with other counterparties.

Sponsorship Agreements with Energy Dialogues LLC

During the fiscal year ended December 31, 2021 and in the interim period since the end of the fiscal year ended December 31, 2021, the Company and its subsidiaries incurred approximately $35,350 and $62,500, respectively, in sponsorship, corporate membership, and related fees to Energy Dialogues LLC (“Energy Dialogues”) for certain conferences and forums for energy and gas industry participants. Although the aggregate fees to Energy Dialogues have not exceeded $120,000 in any one fiscal year or in any series of related transactions, the fees incurred by the Company and its subsidiaries have totaled $192,150 since January 1, 2017. Monika Simões, the wife of the Company’s CEO Octávio Simões, is the sole member and the managing director of Energy Dialogues.

Independent Contractor Agreement with Martin Houston

On April 4, 2022, the Company entered into an independent contractor agreement with Martin Houston (the “Independent Contractor Agreement”). Pursuant to the Independent Contractor Agreement, Mr. Houston will work under the direction of the Company’s Executive Chairman and will coordinate with the Company’s CEO to provide the following services to the Company: (i) serve as the Company’s global ambassador and represent the Company at various conferences, speaking engagements, multimedia events, and high-level meetings with senior commercial principals and government officials; (ii) organize and manage a Tellurian advisory board of senior individuals in the energy industry and other relevant sectors and to meet from time to time to discuss macroeconomic matters and informally report out on various elements of the Company’s overall strategy; (iii) maintain an active professional network for the benefit of the Company, which may include introductions to and the formulation and maintenance of relationships with key business and commercial personnel, as well as government officials in global markets; (iv) maintain critical relationships with the Company’s key suppliers, market competitors, and sources of financing and liquidity; (v) participate in weekly meetings with the Company’s commercial, strategy, and investor relations groups and the Company’s executive committee; and (vi) provide such other services as requested by the Company’s Executive Chairman. In exchange for the services to be provided by Mr. Houston under the Independent Contractor Agreement, he will receive (i) cash compensation of

$50,000 per calendar month (the “Cash Fees”); (ii) reimbursement of business expenses incurred by Mr. Houston in carrying out his duties and responsibilities under the Independent Contractor Agreement, subject to certain conditions; and (iii) reimbursement of insurance premiums for non-Company-sponsored health insurance policies purchased by Mr. Houston, subject to certain limitations and conditions. The term of the Independent Contractor Agreement commenced on January 1, 2022 and expires on the earlier of (i) the termination of Mr. Houston as Vice Chairman of the Board and (ii) December 31, 2022, unless terminated earlier in accordance with the terms of the Independent Contractor Agreement (the “Term”). Any extension of the Term of the Independent Contractor Agreement will be subject to the mutual written agreement of the parties.

In the event that the Independent Contractor Agreement is terminated by the Company without “Cause” (as defined in the Independent Contractor Agreement), Mr. Houston is entitled to three calendar months of Cash Fees. In the event that the Independent Contractor Agreement is terminated by the Company without “Cause” following a “Change of Control” (as defined in the Independent Contractor Agreement), Mr. Houston is entitled to the unpaid Cash Fees for the remainder of the Term. In the event that the Independent Contractor Agreement is terminated by the Company due to Mr. Houston’s material breach of the agreement, Mr. Houston’s right to any unpaid portion of the Cash Fees is forfeited. In the event that the Independent Contractor Agreement is terminated by Mr. Houston due to the Company’s material breach of the agreement, Mr. Houston is entitled to the Cash Fees for the remainder of the Term (to the extent unpaid). In the event that the Independent Contractor Agreement is terminated due to Mr. Houston’s death or “Disability” (as defined in the Independent Contractor Agreement), Mr. Houston or his estate is eligible to receive a pro-rated portion of the Cash Fees through the time of such occurrence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Directors and Executive Officers

The following table sets forth the number of shares of Tellurian common stock owned beneficially by each director and NEO of the Company as of April 25, 2022 (unless another date is specified by footnote below), and by all current directors and executive officers of Tellurian as a group:

	Amount and Nature of Beneficial Ownership *
Name of Individual or Group (a)	Shares		Percent of Class (b)

Charif Souki, Executive Chairman	29,992,972	(c)	5.2%
Martin J. Houston, Vice Chairman	17,157,397	(d)	3.0%
R. Keith Teague, Chief Operating Officer	5,241,069	(e)	**
Diana Derycz-Kessler, Director	2,293,034	(f)	**
Octávio M.C. Simões, President and CEO	2,206,678	(g)	**
Daniel A. Belhumeur, General Counsel	1,414,742	(h)	**
Jean P. Abiteboul, Director	1,104,329		**
Khaled A. Sharafeldin, CAO	827,883	(i)	**
Brooke A. Peterson, Director	781,983		**
Dillon J. Ferguson, Director	403,097		**
Don A. Turkleson, Director	360,728		**
Jonathan S. Gross, Director	244,329	(j)	**
James D. Bennett, Director	65,326		**
Claire R. Harvey, Director	49,955		**
L. Kian Granmayeh, CFO	7,561	(k)	**
Current directors and executive officers as a group (a total of 15 persons)	62,151,083		10.9%

*	Unless otherwise indicated, each person listed has the sole power to vote and dispose of the shares listed. Pursuant to Rule 13d-3 under the Exchange Act, beneficial ownership includes shares as to which the individual or entity has or shares voting power or investment power, and any shares that the individual or entity has the right to acquire within 60 days of April 25, 2022, including through the exercise of any option, warrant, or right. For each individual or entity that holds options, warrants or rights to acquire shares, the shares of Tellurian common stock underlying those securities are treated as owned by that holder and as outstanding shares when that holder’s percentage ownership of Tellurian common stock is calculated. That Tellurian common stock is not treated as outstanding when the percentage ownership of any other holder is calculated.

**	The percent of class owned is less than 1%.

(a)	Except as otherwise indicated below, the address and telephone number of each of these persons is c/o Tellurian Inc., 1201 Louisiana Street, Suite 3100, Houston, Texas 77002 and (832) 962-4000, respectively.

(b)	Based on a total of 568,227,494 shares of Tellurian common stock outstanding as of April 25, 2022.

(c)	Includes 3,333,333 shares subject to options exercisable within 60 days of April 25, 2022. As part of a collateral package to secure a loan for certain real estate investments, Mr. Souki has pledged 25,000,000 shares of Tellurian common stock.

(d)	Includes (i) 650,000 shares of Tellurian common stock held by T.B.D. MH Family Trust LLC, of which Mr. Houston is the sole member and has sole voting and dispositive power and (ii) 2,300,000 shares of Tellurian common stock owned by Mr. Houston’s wife for which Mr. Houston has shared voting and dispositive power.

(e)	Includes (i) 420,000 shares held in a grantor retained annuity trust (“GRAT”) of which Mr. Teague is the trustee and sole annuitant, and his children are the beneficiaries; (ii) 420,000 shares held in a GRAT of which Mr. Teague is the trustee, his spouse is the sole annuitant, and his children are the beneficiaries; (iii) 3,416,666 shares of restricted common stock that vest upon FID; (iv) 166,667 shares of restricted common stock that vest on each of the one-year and two-year anniversaries of FID; and (v) 90,000 shares subject to options exercisable within 60 days of April 25, 2022.

(f)	Includes 2,050,000 shares of Tellurian common stock held by Bristol Investment Fund, Ltd., a Cayman Islands company (“BIF”) that is affiliated with Ms. Derycz-Kessler and her spouse. The spouse of Ms. Derycz-Kessler has sole voting and dispositive power over the shares of Tellurian common stock held by BIF.

(g)	Includes (i) 666,666 shares of restricted common stock that vest upon each of FID and the one-year anniversary of FID and (ii) 666,668 shares of restricted common stock that vest on the two-year anniversary of FID.

(h)	Includes (i) 1,170,000 shares of restricted common stock that vest upon FID and (ii) 80,000 shares subject to options exercisable within 60 days of April 25, 2022.

(i)	Includes (i) 526,500 shares of restricted common stock that vest upon FID and (ii) 58,000 shares subject to options exercisable within 60 days of April 25, 2022.

(j)	Includes 140,000 shares of Tellurian common stock held by the Gross Family Trust. Mr. Gross is the trustee of the Gross Family Trust and thus has sole dispositive power over the 140,000 shares of Tellurian common stock held by the Gross Family Trust.

(k)	Excludes (i) 141,685 RSUs that vest upon FID, (ii) 141,686 RSUs that vest on the one-year anniversary of FID, and (iii) 141,687 RSUs that vest on the two-year anniversary of FID because none of such RSUs are convertible into shares of Tellurian common stock within 60 days of April 25, 2022.

Holders of More Than 5% of Tellurian Common Stock

The following table sets forth information (as of the date indicated) as to all persons or groups known to Tellurian to be beneficial owners of more than 5% of issued and outstanding shares of Tellurian common stock as of April 25, 2022.

Name and Address of Beneficial Holder	Shares Beneficially Owned		Percent of Class (a)

Charif Souki 1201 Louisiana, Suite 3100 Houston, Texas 77002	29,992,972	(b)	5.2%

(a)	Based on a total of 568,227,494 shares of Tellurian common stock outstanding as of April 25, 2022.

(b)	Includes 3,333,333 shares subject to options exercisable within 60 days of April 25, 2022. As part of a collateral package to secure a loan for certain real estate investments, Mr. Souki has pledged 25,000,000 shares of Tellurian common stock.

Holders of More Than 5% of Tellurian Preferred Stock

The following table sets forth information (as of the date indicated) as to all persons or groups known to Tellurian to be beneficial owners of more than 5% of issued and outstanding shares of Preferred Stock as of April 25, 2022.

Name and Address of Beneficial Holder	Shares Beneficially Owned		Percent of Class (a)

BDC Oil and Gas Holdings, LLC 12011 Sunset Hills Road Reston, Virginia 20190	6,123,782	(b)	100.0%

(a)	Based on a total of 6,123,782 shares of Preferred Stock outstanding as of April 25, 2022.

(b)	On March 21, 2018, Tellurian entered into a preferred stock purchase agreement with BDC Oil and Gas Holdings, LLC (“Bechtel Holdings”), a Delaware limited liability company and an affiliate of Bechtel, pursuant to which Bechtel Holdings purchased, and Tellurian sold and issued to Bechtel Holdings, 6,123,782 shares of Preferred Stock. In exchange for the Preferred Stock, Bechtel agreed to discharge $50 million in liabilities associated with detailed engineering services for the Driftwood Project.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who beneficially own more than 10% of the Company’s common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC rules to furnish the Company with copies of all Section 16(a) forms filed by such persons. Based solely on copies of forms received by it, or written representations from certain reporting persons that no such filings were required for those persons, or other information of which the Company is aware, the Company believes that, during 2021, its executive officers, directors, and greater than 10% beneficial owners timely filed all reports they were required to file under Section 16(a) of the Exchange Act, except for two late Form 4 reports filed by Ms. Derycz-Kessler, one of which was filed on January 5, 2021 and reported the disposition of 524 shares of Tellurian common stock by her son on July 24, 2020, and the other of which was filed on February 3, 2021 and reported the disposition of 30 shares of Tellurian common stock by her spouse and step-daughter on June 12, 2020.

FUTURE STOCKHOLDER PROPOSALS

If a stockholder wishes to have a proposal included in the notice of annual meeting of stockholders and related proxy statement for the Company’s 2023 annual meeting of stockholders, the stockholder must follow the procedures set forth in Rule 14a-8 under the Exchange Act and submit the proposal to the Company no later than December 29, 2022. The fact that a stockholder proposal is received in a timely manner does not ensure its inclusion in the proxy materials since such proposal must satisfy all requirements in the proxy rules relating to such inclusion.

If a stockholder wishes to present a proposal or nominate a candidate for director at the Company’s 2023 annual meeting of stockholders and the proposal or nomination is not intended to be included in the Company’s proxy statement and form of proxy relating to that meeting, the stockholder must give advance notice to the Company within the time periods set forth in the Company’s bylaws and must comply with the other requirements set forth in the bylaws. Subject to certain exceptions, to be timely under the bylaws, a proposal must be received no fewer than 90, and no more than 120, days prior to the first anniversary of the prior year’s annual meeting of stockholders, or, in the case of the 2023 annual meeting of stockholders, between February 8, 2023 and March 10, 2023.

All stockholder proposals should be submitted to the Company’s Corporate Secretary at 1201 Louisiana Street, Suite 3100, Houston, Texas 77002.

OTHER BUSINESS

Tellurian knows of no other matters to be presented at the Meeting. If any other matter properly comes before the Meeting, the appointed proxies will vote the proxies in accordance with their best judgment.

HOUSEHOLDING OF PROXY MATERIALS

The SEC’s rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address, although each stockholder will receive a separate proxy card. Once a stockholder has received notice from his or her broker that it will be householding materials, householding will continue until the stockholder is notified otherwise or revokes consent. If at any time a stockholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, the stockholder should notify his or her broker. If a stockholder would like to receive a separate copy of this proxy statement or accompanying notice of annual meeting of stockholders or Annual Report on Form 10-K for the fiscal year ended December 31, 2021, he or she should contact the Company by writing to the Corporate Secretary, Tellurian Inc., 1201 Louisiana Street, Suite 3100, Houston, Texas 77002.

WHERE YOU CAN FIND MORE INFORMATION

Tellurian files annual, quarterly and current reports, proxy statements and other information with the SEC. Tellurian’s SEC filings are available to the public from commercial document-retrieval services and free of charge from the SEC’s website at http://www.sec.gov and at Tellurian’s website at http://www.tellurianinc.com. Tellurian also makes available free of charge any of its SEC filings by mail. For a mailed copy of a report, please contact Tellurian Inc., Investor Relations, 1201 Louisiana Street, Suite 3100, Houston, Texas 77002.

By Order of the Board of Directors,

Meredith S. Mouer, Deputy General Counsel and Corporate Secretary
April 28, 2022

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D77330-P69085 Nominees 2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022. In their discretion, the proxies are authorized to vote on such other business as may properly come before the annual meeting of stockholders and any adjournment or postponement thereof. Please indicate if you plan to attend this meeting 1. To elect the three nominees as members of the Board of Directors of the Company, each to hold office for a three-year term expiring at the 2025 annual meeting of stockholders. For Against Abstain TELLURIAN INC. The Board of Directors recommends you vote FOR the following: TELLURIAN INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS PO BOX 1342 BRENTWOOD, NY 11717 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Yes No 1b. Brooke A. Peterson 1c. Don A. Turkleson 1a. Charif Souki ! ! ! ! ! ! ! ! ! ! ! ! ! ! VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 7, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 7, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTE w

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders: The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com D77331-P69085 TELLURIAN INC. Annual Meeting of Stockholders Wednesday, June 8, 2022 at 8:30 a.m. Central Daylight Time This proxy is solicited by or on behalf of the Board of Directors The undersigned stockholder(s) hereby appoint(s) Daniel A. Belhumeur and Meredith S. Mouer, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common and/or preferred stock that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m. CDT on Wednesday, June 8, 2022, at the Petroleum Club of Houston, located at 1201 Louisiana Street, 35th Floor, Houston, Texas 77002, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side